UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 ___________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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WORKIVA INC.
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2900 University Blvd.
Ames, IA 50010
Telephone: (888) 275-3125

April 25, 2019
Fellow Stockholders:
You are cordially invited to attend our 2019 Annual Meeting of Stockholders on Tuesday, June 11, 2019 at 10:00 a.m. (Central Time), at the offices of Drinker Biddle & Reath LLP, 191 N. Wacker Drive, Suite 3700, Chicago, IL 60606.
All Workiva stockholders of record at the close of business on April 15, 2019 are welcome to attend the Annual Meeting, but it is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask you to vote by telephone, by mail or over the Internet as soon as possible.
Along with the other members of your Board of Directors, I look forward to personally greeting those stockholders who attend this year's meeting. On behalf of the Board of Directors and our leadership team, I would like to express our appreciation for your continued interest in the business of Workiva.

Sincerely,
Martin J. Vanderploeg President, Chief Executive Officer and Director

Workiva Inc.
2900 University Blvd.
Ames, IA 50010
___________________________________________________
Notice of Annual Meeting of Stockholders
___________________________________________________

Tuesday, June 11, 2019
10:00 a.m. Central Time

191 N. Wacker Drive
Suite 3700
Chicago, IL 60606

The principal business of the Annual Meeting will be to:

1.	Elect three Class II directors for a three-year term;

2.	Approve, on an advisory basis, the compensation of our named executive officers;

3.	Indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers;

4.	Ratify the appointment of Ernst & Young LLP ("EY") as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

5.	Transact any other business as may properly come before the meeting or any adjournment or postponement thereof.
You can vote at the Annual Meeting in person or by proxy if you were a stockholder of record at the close of business on April 15, 2019. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.
We are electronically disseminating Annual Meeting materials to our stockholders, as permitted under the "Notice and Access" rules approved by the Securities and Exchange Commission. Stockholders who have not opted out of Notice and Access will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access Annual Meeting materials via the Internet. The Notice also provides instructions on how to obtain paper copies if preferred.

By Order of the Board of Directors
Troy M. Calkins Executive Vice President, Chief Legal and Administrative Officer and Corporate Secretary
Chicago, IL
April 25, 2019

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on June 11, 2019:
The Notice of Annual Meeting, Proxy Statement and our 2018 Annual Report to Stockholders
are available electronically at www.envisionreports.com/wk

QUESTIONS AND ANSWERS
Why am I receiving these materials?
The Board of Directors of Workiva Inc. is making these proxy materials available to you on the Internet or, upon your request, by delivering printed versions of these materials to you by mail, in connection with the solicitation of proxies for use at our 2019 Annual Meeting of Stockholders (the "Annual Meeting"), or at any adjournment or postponement of the Annual Meeting. The Annual Meeting will occur on Monday, June 11, 2019 at 10:00 a.m. (Central Time) at the offices of Drinker Biddle & Reath LLP, located at 191 North Wacker Drive, Suite 3700, Chicago, Illinois 60606.
What is included in these materials?
These materials include this Proxy Statement for the Annual Meeting and our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2018. We are first making these materials available to you on the Internet on or about April 25, 2019.
What is the purpose of the Annual Meeting?
For stockholders to vote on the following proposals:

1.	To elect Martin J. Vanderploeg, Brigid A. Bonner and Suku Radia as Class II directors for three-year terms;

2.	To approve, on an advisory basis, the compensation of our named executive officers, as described in this proxy statement;

3.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers;

4.	To ratify the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

5.	To transact any other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.
How does the Board of Directors recommend I vote on these proposals?
The Board recommends that you vote:

•	"FOR" the election of Martin J. Vanderploeg, Brigid A. Bonner and Suku Radia as Class II directors;

•	"FOR" the approval, on an advisory basis, of the compensation of our named executive officers, as described in this proxy statement;

•	"FOR" holding an advisory vote on our executive compensation practices each year; and

•	"FOR" the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2019.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock as of the close of business on April 15, 2019, the record date, may vote at the Annual Meeting. As of the record date, there were 35,713,041 shares of our Class A common stock and 9,425,596 shares of our Class B common stock outstanding. Each share of Class

A common stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes. Holders of our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability of Proxy Materials was sent directly to you by us. As a stockholder of record, you may vote your shares in person at the Annual Meeting or by proxy as described below.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of shares held in street name. The Notice and, upon your request, the proxy materials were forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares by following their instructions for voting.
How can I vote my shares?
If you are a stockholder of record, you may vote:

•	Via the Internet. You may vote by proxy via the Internet by following the instructions found on the proxy card.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card.

•	By Mail. You may vote by proxy by filling out the proxy card and returning it in the envelope provided.

•	In Person. You may vote in person at the Annual Meeting. You must request a ballot when you arrive.
Internet and telephone voting will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on Monday, June 10, 2019.
If you are a beneficial owner of shares held in street name, you should have received from your bank, broker or other nominee instructions on how to vote or instruct the broker to vote your shares, which are generally contained in a "voting instruction form" sent by the broker, bank or other nominee. Please follow their instructions carefully. Beneficial owners generally may vote:

•	Via the Internet. You may vote by proxy via the Internet by following the instructions on the voting instruction form provided to you by your broker, bank or other nominee.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the voting instruction form provided to you by your broker, bank or other nominee.

•	By Mail. You may vote by proxy by filling out the voting instruction form and returning it in the envelope provided to you by your broker, bank or other nominee.

•
In Person. If you wish to vote in person, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions on how to obtain a legal proxy to you from your broker, bank or other nominee.

If you received more than one Notice of Internet Availability of Proxy Materials or proxy card, then you hold shares of Workiva common stock in more than one account. You should vote via the Internet, by telephone, by mail or in person for all shares held in each of your accounts.
If I submit a proxy, how will it be voted?
When proxies are properly signed, dated and returned, the shares represented by the proxies will be voted in accordance with the instructions of the stockholder. If no specific instructions are given, you give authority to Martin J. Vanderploeg and Troy M. Calkins to vote the shares in accordance with the recommendations of our Board as described above. If any director nominee is not able to serve, proxies will be voted in favor of the other nominee and may be voted for a substitute nominee, unless our Board chooses to reduce the number of directors serving on our Board. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, then the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy.
Can I change my vote or revoke my proxy?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy before it is exercised by:

•	Written notice to our Corporate Secretary;

•	Timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or

•	Voting in person at the Annual Meeting.
If you are a beneficial owner of shares held in street name, you should follow the instructions of your bank, broker or other nominee to change or revoke your voting instructions. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described above.
Can I attend the Annual Meeting?
You are invited to attend the Annual Meeting if you are a registered stockholder or a beneficial owner as of the record date or if you hold a valid proxy for the Annual Meeting. In order to enter the Annual Meeting, you must be prepared to present photo identification acceptable to us, such as a valid driver's license or passport. If you are a beneficial owner, you will need to provide proof of beneficial ownership on the record date, such as a recent account statement showing your ownership, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.
What constitutes a quorum at the Annual Meeting?
The presence, in person or by proxy, of the holders of a majority in voting power of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting must be present or represented to conduct business at the Annual Meeting. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or Internet, or if you attend the Annual Meeting.
Abstentions and withhold votes are counted as "shares present" at the Annual Meeting for purposes of determining whether a quorum exists. Proxies submitted by banks, brokers or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some of or all the proposals because that holder does not have voting authority and has not received voting instructions from you (so-called "broker non-votes") are also considered "shares present" for purposes of determining whether a quorum exists. If you are a beneficial owner, these holders are permitted to vote your shares on the ratification of the appointment of our independent registered public accounting firm, even if they do not receive voting instructions from you.
What is the voting requirement to approve each of the proposals?
Provided that there is a quorum, the voting requirements are as follows:

Proposal	Vote Required	Broker Discretionary Voting Allowed?
Election of directors	Plurality of votes cast	No
Advisory approval of the compensation of our named executive officers	Majority of votes cast	No
Advisory vote on the frequency of stockholder advisory votes on executive compensation	Plurality of votes cast	No
Ratification of appointment of independent registered public accounting firm	Majority of votes cast	Yes
Each of the say on pay and frequency of say on pay votes are advisory only, but our Board of Directors will consider carefully the results of the vote.
What is the impact of abstentions, withhold votes and broker non-votes?
Abstentions, withhold votes and broker non-votes are considered "shares present" for the purpose of determining whether a quorum exists, but will not be considered votes properly cast at the Annual Meeting and will have no effect on the outcome of the vote. Under the rules of the New York Stock Exchange, or NYSE, without voting instructions from beneficial owners, brokers will have discretion to vote on the ratification of the appointment of the independent registered public accounting firm but not on the other proposals. Therefore, in order for your voice to be heard, it is important that you vote.
Who pays for the cost of this proxy solicitation?
We will pay all the costs of preparing, mailing and soliciting the proxies. We will ask brokers, banks, voting trustees and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of our common stock and to obtain the authority to execute proxies. We will reimburse them for their reasonable expenses upon request. In addition to mailing proxy materials, our directors, officers and employees may solicit proxies in person, by telephone or otherwise. These individuals will not be specially compensated.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We also will disclose voting results on a Current Report on Form 8-K that we will file with the Securities and Exchange Commission, or SEC, within four business days after the Annual Meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials rather than a full set of proxy materials?
In accordance with the SEC rules, we have elected to furnish our proxy materials, including this Proxy Statement and the Annual Report, primarily via the Internet rather than by mailing the materials to stockholders. The Notice of Internet Availability of Proxy Materials provides instructions on how to access our proxy materials on the Internet, how to vote, and how to request printed copies of the proxy materials. Stockholders may request to receive future proxy materials in printed form by following the instructions contained in the Notice of Internet Availability of Proxy Materials. We encourage stockholders to take advantage of the proxy materials on the Internet to reduce the costs and environmental impact of our Annual Meeting.
How can I obtain Workiva's Form 10-K and other financial information?
Stockholders can access our 2018 Annual Report, which includes our Form 10-K, and other financial information on our website at http://www.workiva.com under the caption "Investor Relations." Alternatively, stockholders can request a paper copy of the Annual Report by writing to: Workiva Inc., 55 West Monroe Street, Suite 3150, Chicago, Illinois 60603, Attention: Corporate Secretary.
How do I submit a stockholder proposal for consideration at next year's annual meeting of stockholders?
For a proposal to be included in our proxy statement for the 2020 annual meeting of stockholders, you must submit it no later than December 27, 2019. Your proposal must be in writing and comply with the proxy rules of the SEC. You should send your proposal to: Workiva Inc., 55 West Monroe Street, Suite 3150, Chicago, Illinois 60603, Attention: Corporate Secretary.
You also may submit a proposal that you do not want included in the proxy statement but that you want to raise at the 2020 annual meeting of stockholders. We must receive this type of proposal in writing on or after February 12, 2020, but no later than March 13, 2020.
As detailed in our Bylaws, to bring a proposal other than the nomination of a director before an annual meeting of stockholders, your notice of proposal must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our Bylaws, the language of the proposed amendment), and the reasons for conducting such business at the annual meeting and any material interest of such stockholder and beneficial owner, if any, in such business; (ii) any other information relating to you or any other beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (iii) the information described in clause (vi) in the question immediately below (with any references below to a "nomination" being deemed to refer to such business desired to be brought before the annual meeting).
How do I recommend a director nominee?
If you wish to nominate an individual for election as director at the 2020 annual meeting of stockholders, we must receive your written nomination on or after February 12, 2020, but no later than March 13, 2020. You should send your proposal to: Workiva Inc., 55 West Monroe Street, Suite 3150, Chicago, Illinois 60603, Attention: Corporate Secretary.

As detailed in our Bylaws, for a nomination to be properly brought before an annual meeting, your notice of nomination must include: (i) the name, age, business address and residence address of each nominee proposed in such notice; (ii) the principal occupation or employment of each such nominee; (iii) the number of shares of Workiva capital stock that are owned of record and beneficially by each such nominee (if any); (iv) such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (v) the consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected; and (vi) as to you and the beneficial owner, if any, on whose behalf the nomination is made: (A) your name and address as they appear on our books and of such beneficial owner, if any, on whose behalf the nomination is being made; (B) the class and number of our shares that are owned (beneficially and of record) by you and by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of your notice, and a representation that you will notify us in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting promptly following the later of the record date for the meeting or the date notice of the record date for the meeting is first publicly disclosed; (C) a description of any agreement, arrangement or understanding with respect to such nomination between or among you and any of your affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that you will notify us in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of your notice by, or on behalf of, you or any of your affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of you or any of your affiliates or associates with respect to shares of our stock, and a representation that you will notify us in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed; (E) a representation that you are a holder of record of our shares entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (F) a representation whether you or the beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination; and (G) any other information relating to you or the beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder's understanding of the independence, or lack thereof, of such nominee.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Certificate of Incorporation provides that our Board must consist of two or more directors, and the number of directors to hold office at any time may be determined from time to time by resolution of our Board. Our Board currently consists of seven members. Our Board is divided into three classes, designated as Class I, Class II and Class III. Upon the expiration of the initial term of office for each class of directors, each director in that class will be elected for a three-year term and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal.
The table below sets forth information with respect to our directors as of April 15, 2019:

Name	Age	Director Since
Class II Directors - Term Expiring at the 2019 Annual Meeting
Martin J. Vanderploeg, Ph.D.	62	December 2014
Brigid A. Bonner	58	October 2018
Suku Radia	67	December 2014
Class III Directors - Term Expiring at the 2020 Annual Meeting
Michael M. Crow, Ph.D.	63	December 2014
Eugene S. Katz	73	December 2014
Class I Directors - Term Expiring at the 2021 Annual Meeting
Robert H. Herz	65	December 2014
David S. Mulcahy	66	December 2014
There are three Class II directors whose term expires at the 2019 Annual Meeting. Upon the recommendation of our Nominating and Governance Committee, our Board has nominated Mr. Vanderploeg, Ms. Bonner and Mr. Radia for re-election as Class II directors. Biographical information for each director and director nominee is contained in the following section. If elected at the Annual Meeting, each of these nominees will serve for a three-year term expiring at the 2022 annual meeting of stockholders and until his or her successor has been duly elected and qualified or until his earlier death, resignation or removal. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. If any nominee is not able to serve, proxies will be voted in favor of the other nominee and may be voted for a substitute nominee, unless our Board chooses to reduce the number of directors serving on our Board. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the election of Mr. Vanderploeg, Ms. Bonner and Mr. Radia as Class II directors.

The following is a brief biographical summary of the experience of our directors and director nominees:
Brigid. A. Bonner. Ms. Bonner has served since March 2015 as the Chief Experience Officer of CaringBridge, a global nonprofit social network dedicated to helping family and friends communicate with and support loved ones during a health journey. From June 2009 to December 2013, Ms. Bonner served as Vice President of Digital Marketing for The Schwan Food Company, a privately held business that manufactures and markets quality foods through home-delivery, retail-grocery and food-service channels. In addition, Ms. Bonner has been the principal of Bonner Consulting, a strategy consulting business, since 2007. Ms. Bonner's prior experiences include serving as Senior Vice President Specialized Care of UnitedHealth Group, as Chief Marketing Officer and Chief Information Officer of SimonDelivers.com, and as a Vice President and General Manager of Target Corporation. Ms. Bonner holds a B.S. in Journalism and Industrial Administration from Iowa State University and an M.B.A. from Harvard Graduate School of Business Administration. Our Chief Financial Officer recommended Ms. Bonner to our Nominating and Governance Committee as a potential director candidate.
Ms. Bonner contributes valuable perspective to our Board based on her background in retail, technology and healthcare industries, her leadership roles in technology, marketing, sales and operations for start-up as well as large corporations, and her service on the Boards of public and private companies.
Michael M. Crow, Ph.D. Dr. Crow is the President of Arizona State University ("ASU"), a position he has held since 2002, and is also currently a Professor of Science and Technology Policy at ASU. Prior to ASU and beginning in 1992, Dr. Crow served in a variety of leadership positions and as a professor at Columbia University, New York. From 2003 to 2008, he served as a director of Aquila, Inc. Dr. Crow has served as a consultant for the Moscow School of Management since 2013 and served as a consultant for the Malaysian Global Science and Innovation Advisory Council from 2011 to 2014. From 2008 to 2014, he served as a member of our advisory board. In addition, Dr. Crow served as a director of Engineering Animation, Inc. from 1991 to 2000. Dr. Crow earned a B.A. in Political Science and Environmental Studies from Iowa State University and earned his Ph.D. in Public Administration (Science and Technology Policy) from Syracuse University. Dr. Crow has been an adviser to the U.S. Departments of State, Commerce and Energy, as well as various defense and intelligence agencies on matters of science and technology policy related to intelligence and national security. A fellow of the National Academy of Public Administration, and member of the National Advisory Council on Innovation and Entrepreneurship and Council on Foreign Relations, he is the author of books and articles relating to the design and analysis of knowledge enterprises, technology transfer, sustainable development, and science and technology policy.
Dr. Crow brings significant experience in and understanding of technology development, strategy, and organizational decision-making to our Board.
Robert H. Herz. Mr. Herz is a member of the board of directors of the Sustainability Accounting Standards Board Foundation. From 2011 to 2014, he served as a member of our advisory board. Since 2010, Mr. Herz has served as President of Robert H. Herz LLC, which provided consulting services to us prior to our initial public offering. Mr. Herz spent the majority of his career until 2002 as an audit partner at PricewaterhouseCoopers and its predecessor companies. From 2002 to 2010, Mr. Herz was the Chairman of the Financial Accounting Standards Board ("FASB"). He has served as a member of the board of directors of the Federal National Mortgage Association ("Fannie Mae") since 2011 and of Morgan Stanley (NYSE: MS) since 2012. Mr. Herz is also an executive-in-residence at the Columbia University Business School. He holds a B.A. in Economics from the University of Manchester, England and is also a certified public accountant and a U.K. Chartered Accountant.

Mr. Herz contributes valuable perspective to our Board based on his background as a leader in the fields of auditing and financial reporting and his experience guiding large public and private enterprises.
Eugene S. Katz. Mr. Katz retired as a partner from PricewaterhouseCoopers in 2006, where he spent the majority of his career as an auditor, business adviser and risk management leader. From 2008 to 2014, he served as a member of our advisory board. He served on the governing board of PricewaterhouseCoopers from 1992 to 1997, and again from 2001 to 2005. Since 2007, Mr. Katz has served as a director of Asbury Automotive Group (NYSE: ABG), where he has chaired the audit committee since 2009 and served on the compensation committee since 2011. Mr. Katz holds a B.S. in Business Administration from Drexel University and is also a certified public accountant (inactive).
Mr. Katz brings extensive experience to our Board based on his background in accounting, auditing and risk management for a broad range of industries, with a particular focus on retail and technology companies.
David S. Mulcahy. Mr. Mulcahy has served as non-executive Chairman of our Board of Directors since June 2018. Since 2011, Mr. Mulcahy has served as a director and chairman of the audit committee of American Equity Investment Life Holding Company (NYSE: AEL). Mr. Mulcahy previously served as a director of AEL from 1996 to 2006, where he chaired the audit committee at the time of AEL's initial public offering in 2003. He also serves as a director of American Equity Investment Life Insurance Company of New York. Since 2008, he has served as the chairman of Monarch Materials Group, Inc., which manufactures and sells building products and was the successor to Monarch Holdings, Inc. Mr. Mulcahy also serves as president and chairman of the board of directors of MABSCO Capital, Inc. Mr. Mulcahy is an active investor in private companies and previously managed private equity capital for numerous banks and insurance companies. He is a certified public accountant (inactive) who was a senior tax partner with EY until 1994, where he specialized in mergers and acquisitions. Mr. Mulcahy holds a B.B.A. in Accounting and Finance from University of Iowa.
Mr. Mulcahy's extensive background in financial reporting and experience in accounting and business management contribute valuable perspective and experience to our Board.
Suku Radia. Mr. Radia retired as the Chief Executive Officer and a director of Bankers Trust Company in January 2018. Prior to joining Bankers Trust Company in 2008, he served as Chief Financial Officer of Meredith Corporation (NYSE: MDP) from 2000 until 2008 and practiced as a mergers and acquisitions partner with KPMG LLP for over 25 years. Mr. Radia also serves as a director of Nationwide Insurance Company. Mr. Radia holds a B.S. (with Distinction) in Accounting from Iowa State University and is a certified public accountant (inactive).
Mr. Radia's experience in mergers and acquisitions and his background as an executive and director in diverse industries provide valuable contributions to our Board.
Martin J. Vanderploeg, Ph.D. Mr. Vanderploeg has served as our President and Chief Executive Officer since June 2018, and as President and Chief Operating Officer since December 2014. Prior to that, Mr. Vanderploeg served as the Chief Operating Officer and a Managing Director of Workiva LLC from 2008 through December 2014. He has over 20 years of experience in mechanical engineering and advising early stage technology companies. Prior to founding Workiva in 2008, Mr. Vanderploeg was a founder of EAI and served as EAI's Executive Vice President from 1993 until EAI was acquired by Unigraphics Solutions in 2000. Mr. Vanderploeg served as Chief Technology Officer of EAI from 1989 to 1999. Following the acquisition of EAI, Mr. Vanderploeg continued to be an advisor to various technology start-up companies. Prior to EAI, Mr. Vanderploeg was a tenured professor of mechanical engineering at Iowa State University from 1985 to 1993 and was the founder and director of the Iowa State University Visualization Laboratory. Mr. Vanderploeg earned a B.S., M.S. and Ph.D. in mechanical engineering from Michigan State University.
As one of our founders, Mr. Vanderploeg contributes to our Board an in-depth understanding of our business as well as valuable perspective and extensive experience. Mr. Vanderploeg also brings to our Board significant operational experience and knowledge of our industry.
The Board recommends a vote "FOR" the election of Mr. Vanderploeg, Ms. Bonner, and Mr. Radia as Class II directors.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines that address, among other topics, the role and responsibilities of our directors, the structure and composition of our Board, and corporate governance policies and standards applicable to us in general. The Corporate Governance Guidelines are subject to periodic reviews and changes by our Nominating and Governance Committee and our Board. The full text of our Corporate Governance Guidelines is available on our website at http://investor.workiva.com/investors/corporate-governance.
Code of Business Conduct and Ethics
Our Board has adopted "WLife", our code of business conduct and ethics, which applies to all of our employees, officers and directors, including our chief executive officer ("CEO"), our chief financial officer and our other executive and senior financial officers. The full text of WLife is available on our website at http://investor.workiva.com/investors/corporate-governance. We will post any amendments to WLife or waivers of WLife for directors and executive officers on the same website.
Director Independence
Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our Board has determined that none of Ms. Bonner, Dr. Crow, Mr. Herz, Mr. Katz, Mr. Mulcahy and Mr. Radia has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. In making this determination, our Board considered the current and prior relationships that each non-employee director has with Workiva and all other facts and circumstances that our Board deemed relevant in determining their independence, including the beneficial ownership of our common stock by each non-employee director. In addition, our Board also considered that Mr. Radia served until January 2018 as the President, Chief Executive Officer and director of Bankers Trust Company, to which the landlord of our corporate headquarters has certain real estate mortgages payable. These loans were made in the ordinary course of business and preceded Mr. Radia being named to our Board. Our Board has concluded that these relationships are not material and, therefore, do not impair the independence of these directors.
Risk Oversight
Our full Board exercises risk oversight at Workiva. Committees take the lead in discrete areas of risk oversight when appropriate. For example, the Audit Committee is primarily responsible for risk oversight relating to financial statements, the Compensation Committee is primarily responsible for risk oversight relating to executive compensation, and the Nominating and Governance Committee is primarily responsible for risk oversight relating to corporate governance. In addition, both the full Board and Audit Committee exercise oversight with respect to risks related to cybersecurity. Our Board and its committees exercise their risk oversight function by regularly receiving and evaluating reports from management and by making inquiries of management concerning these reports, as appropriate. Furthermore, our Board and its committees receive reports from our auditors and other consultants, such as our compensation consultant, and may meet in executive sessions with these outside consultants.

Communications with Directors
Interested parties may communicate with our Board or with an individual director by writing to our Board or to the particular director and mailing the correspondence to: Workiva Inc., 55 West Monroe Street, Suite 3150, Chicago, Illinois 60603, Attention: Corporate Secretary. The Corporate Secretary will promptly relay to the addressee all communications that he determines require prompt attention and will regularly provide our Board with a summary of all substantive communications.
Board Qualifications
Our Board has delegated to our Nominating and Governance Committee the responsibility for recommending to our Board the nominees for election as directors at the annual meeting of stockholders and for recommending persons to fill any vacancy on our Board. Our Nominating and Governance Committee selects individuals for nomination to our Board based on the following criteria. Nominees for director must:

•	Possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility.

•	Have a genuine interest in Workiva and recognition that as a member of our Board, each director is accountable to all of our stockholders, not to any particular interest group.

•	Have a background that demonstrates an understanding of business and financial affairs.

•	Have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to Workiva and our stockholders.

•	Have the ability and be willing to spend the time required to function effectively as a director.

•	Be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with Workiva as a director.

•	Have independent opinions and be willing to state them in a constructive manner.
Directors are selected on the basis of talent and experience. Diversity of background, including diversity of gender, race, ethnic or geographic origin and age, and experience in business, government and education and in engineering, computer software, technology and other areas relevant to our activities are factors in the selection process. As a majority of our Board must consist of individuals who are independent, a nominee's ability to meet the independence criteria established by the NYSE is also a factor in the nominee selection process.
For a better understanding of the qualifications of each of our directors, we encourage you to read their biographies set forth in this proxy statement.
Director Nominations
The Nominating and Governance Committee will consider candidates for director recommended by stockholders so long as the recommendations comply with our Certificate of Incorporation and Bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The Nominating and Governance Committee will evaluate such recommendations in accordance with its charter, our Bylaws, our corporate governance guidelines, and the regular nominee criteria described above. Stockholders wishing to recommend a candidate for nomination should comply with the procedures set forth in the section above entitled "Questions and Answers - How do I recommend a director nominee?"

Attendance at Annual Meeting
Directors are expected to attend our annual meetings of stockholders. All of our directors who were then serving as directors attended our annual meeting of stockholders on June 11, 2018.
Related-Party Transaction Policy
Our Audit Committee has the primary responsibility for reviewing and approving or ratifying transactions with related parties. Our Audit Committee has adopted a formal Related-Party Transaction Policy, pursuant to which the Audit Committee reviews all transactions that involve more than $50,000 when aggregated with all similar transactions in which we and each of our executive officers, directors (including director nominees) and stockholders owning in excess of 5% of our Class A common stock or their immediate family members are participants. The Audit Committee must approve or ratify any covered related-party transaction for it to be consummated or continue.
The Audit Committee reviews these related-party transactions as they arise and are reported to the Audit Committee. The Audit Committee also reviews materials prepared by our Board and our executive officers to determine whether any related-party transactions have occurred that have not been reported. In reviewing any related-party transaction, the Audit Committee is to consider all relevant facts and circumstances, including the aggregate dollar value of the transaction, the related party's relationship to us and interest in the transaction, and the benefits to us of the transaction. The Audit Committee determines, in its discretion, whether the proposed transaction is in the best interests of Workiva and our stockholders.
Board Leadership Structure
Our Board will fill the Chairman of our Board and CEO positions based upon our Board's view of what is in the best interests of Workiva. The CEO and Chairman may, but need not be, the same person. The positions of Chairman of our Board and Chief Executive Officer are presently separated. We believe separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing our Chairman to lead our Board in its fundamental role of providing advice to and independent oversight of management.
We believe there is good communication between management and our non-employee directors, and that our non-employee directors are able to carry out their oversight responsibilities effectively.
The small size of our Board and the relationship between management and non-employee directors put each director in a position to influence agendas, flow of information and other matters. Our Board regularly holds separate meetings for independent directors without management present. These meetings are chaired by the Chairman of the Board and generally are held in conjunction with regularly scheduled meetings and at other times as requested by an independent director.
Our Board believes that management speaks for Workiva. While individual non-employee directors may, from time-to-time, meet or otherwise communicate with various constituencies that are involved with us, it is expected that directors would do this with the knowledge of management and, absent unusual circumstances, only at the request of management.
Board Meetings and Committees
Our Board of Directors met five times during 2018. Our Board has an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee, each of which has the composition and responsibilities described below. Members serve on these committees for such term or terms as our Board may determine or until their earlier resignations or death. Each committee is governed by a written charter. In 2018, each director attended at least 75% of the meetings of the Board and the committees on which he serves. Each committee charter is posted on our website at http://investor.workiva.com/investors/corporate-governance. From time to time, our Board may also establish other, special committees when necessary to address specific issues.
Audit Committee
Our Audit Committee met seven times during 2018. The Audit Committee currently consists of Mr. Herz, Mr. Katz, Mr. Mulcahy and Mr. Radia, each of whom satisfies the independence requirements of Rule 10A-3 of the Exchange Act. Prior to November 2018, the Audit Committee consisted of Dr. Crow, Mr. Herz, Mr. Katz, Mr. Mulcahy and Mr. Radia. Mr. Katz is the chairman of our Audit Committee. Also, Mr. Herz, Mr. Katz, Mr. Mulcahy and Mr. Radia are each an "audit committee financial expert," as defined under SEC rules, and possess financial sophistication as required by the rules of the NYSE. This designation does not impose on any of them any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our board of directors.
The Audit Committee is responsible for, among other things:

•	appointment, termination, compensation and oversight of the work of any accounting firm engaged to prepare or issue an audit report or other audit, review or attest services;

•	considering and approving, in advance, all audit and non-audit services to be performed by independent accountants;

•	reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and controls and the audits of our financial statements;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisers as the Audit Committee deems necessary;

•	determining compensation of the independent auditors, compensation of advisors hired by the Audit Committee and ordinary administrative expenses;

•	reviewing quarterly financial statements prior to their release;

•	reviewing and assessing the adequacy of a formal written charter on an annual basis;

•	reviewing and approving related-party transactions for potential conflict of interest situations on an ongoing basis; and

•	handling such other matters that are specifically delegated to the Audit Committee by our Board from time to time.
Compensation Committee
Our Compensation Committee met six times during 2018. The Compensation Committee currently consists of Ms. Bonner, Dr. Crow, Mr. Mulcahy and Mr. Radia, each of whom is a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act. Prior to November 2018, the Compensation Committee consisted of Dr. Crow, Mr. Herz, Mr. Katz, Mr. Mulcahy and Mr. Radia.

Mr. Radia has been the chairman of our Compensation Committee since August 2018. Previously, Mr. Mulcahy served as chairman of our Compensation Committee.
The Compensation Committee is responsible for, among other things:

•	reviewing and approving the compensation and benefits of all of our executive officers and key employees;

•	monitoring and reviewing our compensation and benefit plans;

•	overseeing the activities of the individuals responsible for administering cash incentive compensation plans and equity-based plans; and

•	such other matters that are specifically delegated to the Compensation Committee by our Board from time to time.
We have engaged Conduent as our compensation consultant to assist management in analyzing executive officer and director compensation and to provide peer company and industry data.  Based on this information and analysis, our CEO makes executive and director cash and equity compensation recommendations to the Compensation Committee for its consideration.  The compensation consultant regularly attends Committee meetings, and the Committee has access to the materials and analysis prepared by the compensation consultant.
Compensation Committee Interlocks and Insider Participation
As noted above, the members of our Compensation Committee currently are Ms. Bonner, Dr. Crow, Mr. Mulcahy and Mr. Radia. None of the current or former members of our Compensation Committee is an officer or employee of Workiva, was an officer or employee of Workiva during 2018, or was formerly an executive officer of Workiva. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Nominating and Governance Committee
Our Nominating and Governance Committee met four times during 2018. The Nominating and Governance Committee currently consists of Ms. Bonner, Dr. Crow, Mr. Herz and Mr. Katz. Prior to November 2018, the Nominating and Governance Committee consisted of Dr. Crow, Mr. Herz, Mr. Katz, Mr. Mulcahy and Mr. Radia. Dr. Crow is the chairman of our Nominating and Governance Committee.
The Nominating and Governance Committee is responsible for, among other things:

•
evaluating and making recommendations regarding the organization and governance of our Board and its committees and changes to our Certificate of Incorporation and Bylaws and stockholder communications;

•	assessing the performance of Board members and making recommendations regarding committee and chair assignments and composition and the size of our Board and its committees;

•	reviewing proposed waivers of the code of conduct for directors and executive officers;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees; and

•	reviewing succession planning for our executive officers and evaluating potential successors.

DIRECTOR COMPENSATION
Our non-employee directors receive equity and cash compensation for their service as directors. Non-employee directors receive annual compensation of $50,000 for service on our Board, the chairman receives an additional $25,000 per year, and additional compensation for committee service is as follows:

•	Audit Committee – $20,000 for the chair and $10,000 for each other member;

•	Compensation Committee – $15,000 for the chair and $7,500 for each other member; and

•	Nominating and Governance Committee – $10,000 for the chair and $5,000 for each other member.
Each non-employee director receives a grant of restricted stock units at each annual meeting with a grant date fair value of $185,000. In addition, each newly elected or appointed non-employee director will receive a grant of restricted stock units with a grant date fair value of $200,000 upon the date the non-employee director joins the Board. All restricted stock units granted to non-employee directors will vest fully on the first anniversary of the grant date. Restricted stock units are settled in shares of Class A common stock. Directors may defer settlement of restricted stock units pursuant to the Workiva Inc. Nonqualified Deferred Compensation Plan. Directors who are Workiva employees receive no compensation for their service as directors.

Director Compensation Table
The following table summarizes the compensation of our non-employee directors who served during 2018. Mr. Vanderploeg, our President and Chief Executive Officer, receives no compensation in connection with his service as director and, accordingly, he is omitted from this table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All Other Compensation ($)	Total ($)
Brigid A. Bonner(2)	10,632	200,000	(3)	—	210,632
Michael M. Crow, Ph.D.	75,842	185,000	(4)	—	260,842
Robert H. Herz	68,332	185,000	(4)	—	253,332
Eugene S. Katz	81,257	185,000	(4)	—	266,257
David S. Mulcahy	80,584	185,000	(4)	—	265,584
Suku Radia	74,606	185,000	(4)	—	259,606

(1)
As of December 31, 2018, no director held options other than Mr. Herz, who held an option to purchase 39,600 shares, which was fully vested as of that date. As of December 31, 2018, the aggregate number of unvested restricted stock units of Class A common stock for each director was as follows: Ms. Bonner: 5,926 shares; Dr. Crow: 7,034 shares; Mr. Herz: 7,034 shares; Mr. Katz: 7,034 shares; Mr. Mulcahy: 7,034 shares and Mr. Radia: 7,034 shares. Ms. Bonner, Dr. Crow, Mr. Mulcahy, Mr. Radia and Mr. Katz have each elected to defer all or a portion of the receipt of these shares.

(2)	Ms. Bonner became a director on October 30, 2018.

(3)
Represents the aggregate grant-date fair value of 5,926 shares of restricted stock units granted to our new non-employee director on October 30, 2018, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification ("ASC") Topic 718. Restricted stock units vest fully on the first anniversary of the grant date. The grant-date fair value is based on $33.75 per share, the closing price of our Class A common stock on the grant date. The assumptions used in calculating the grant-date fair value of the awards reported in this column are set forth in Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K filed on February 20, 2019.

(4)
Represents the aggregate grant-date fair value of 7,034 shares of restricted stock units granted to each non-employee director on June 11, 2018, calculated in accordance with ASC Topic 718. Restricted stock units vest fully on the first anniversary of the grant date. The grant-date fair value is based on $26.30 per share, the closing price of our Class A common stock on the grant date. The assumptions used in calculating the grant-date fair value of the awards reported in this column are set forth in Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10‑K filed on February 20, 2019.

OWNERSHIP OF COMMON STOCK
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 15, 2019, referred to in the table below as the "Beneficial Ownership Date," by:

•	each beneficial owner of 5% or more of the outstanding shares of our Class A or Class B common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all directors, director nominees and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or issuable under convertible securities held by that person that are currently exercisable or exercisable within 60 days of the Beneficial Ownership Date are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 35,713,041 shares of Class A common stock and 9,425,596 shares of Class B common stock outstanding as of the Beneficial Ownership Date.
To our knowledge, except as set forth in the footnotes to this table and subject to any applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is c/o Workiva Inc., 2900 University Blvd., Ames, Iowa 50010.

	Shares Beneficially Owned				% of total voting power
	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner	Number	%	Number	%
Named Executive Officers and Directors:
Martin J. Vanderploeg, Ph.D.(1)	920,090	2.5	3,328,651	35.3	26.2
J. Stuart Miller(2)	244,736	*	—	*	*
Troy M. Calkins(3)	250,987	*	—	*	*
Scott Ryan(4)	140,625	*	—	*	*
Jeffrey Trom, Ph.D.(5)	276,222	*	2,633,665	27.9	20.4
Matthew M. Rizai, Ph.D.(6)	1,448,421	4.0	2,512,395	26.7	20.4
Michael M. Crow, Ph.D.(7)	52,875	*	—	*	*
Robert H. Herz(8)	107,910	*	—	*	*
Eugene S. Katz(9)	87,316	*	—	*	*
David S. Mulcahy	195,168	*	—	*	*
Suku Radia	24,875	*	—	*	*
Brigid A. Bonner	—	*	—	*	*
All executive officers and directors as a group (12 persons)(10)	2,372,218	6.4	5,962,316	63.3	47.2
5% Stockholders:
T. Rowe Price Associates, Inc.(11)	3,024,266	8.5	—	*	2.3
The Behar Living Trust(12)	2,893,870	8.1	—	*	2.2
BlackRock, Inc.(13)	2,317,883	6.5	—	*	1.8
The Vanguard Group(14)	2,217,061	6.2	—	*	1.7
Matthew and Tonja Rizai Charitable Remainder Trust(15)	—	*	489,113	5.2	3.8

(*)	Represents beneficial ownership of less than 1% of class.

(1)
Shares owned consist of 328,402 shares of Class B common stock owned by the Jeffrey Dean Trom Charitable Remainder Trust, of which Mr. Vanderploeg is trustee; 400,000 shares of Class A common stock and 2,515,009 shares of Class B common stock owned by the Martin J. Vanderploeg 2001 Revocable Living Trust, of which Mr. Vanderploeg is trustee; 485,240 shares of Class B common stock and 40,000 shares of Class A common stock owned by the LAURA C WILLIAMS TR UA 05/02/2001, of which Laura Williams is the trustee, has sole dispositive power to such shares and has entered into an irrevocable proxy under which she has granted sole voting power to Mr. Vanderploeg for so long as the trust holds such shares; and 480,090 shares of Class A common stock subject to outstanding options that are exercisable within 60 days. The Martin J. Vanderploeg 2001 Revocable Living Trust has pledged 400,000 shares of the Class A common stock to secure a line of credit.

(2)
Shares owned consist of 24,489 shares of Class A common stock owned directly by Mr. Miller and 220,247 shares of Class A common stock subject to outstanding options that are exercisable within 60 days.

(3)
Shares owned consist of 36,180 shares of Class A common stock owned directly by Mr. Calkins and 214,807 shares of Class A common stock subject to outstanding options that are exercisable within 60 days.

(4)	Shares owned consist of 140,625 shares of Class A common stock subject to outstanding options that are exercisable within 60 days.

(5)
Shares owned consist of 60,000 shares of Class A common stock owned directly by Mr. Trom; 140,000 shares of Class B common stock owned directly by Mr. Trom; 1,604,645 shares of Class B common stock owned by the Jeffrey D. Trom & Lydia A. Trom TR UA 11/21/2017; 889,020 shares of Class B common stock owned by the Martin J. Vanderploeg Charitable Remainder Trust, of which Mr. Trom is trustee; and 216,222 shares of Class A common stock subject to outstanding options that are exercisable within 60 days.

(6)
Shares owned consist of 66,585 shares of Class A common stock and 32,783 shares of Class B common stock owned directly by Mr. Rizai; 575,000 shares of Class A common stock and 1,292,058 shares of Class B common stock owned by the Matthew Rizai TR UA DTD 03/04/1996 Matthew Rizai Revocable Trust, of which Mr. Rizai is the trustee; 885,109 shares of Class B common stock owned by Mr. Rizai and Svetlana Skopcenko as trustees u/a dated August 7, 2013 creating Marital Trust, of which Mr. Rizai has sole voting power and Mr. Rizai and Ms. Skopcenko have shared dispositive power; 546,825 shares of Class A common stock subject to outstanding options that are exercisable within 60 days; 260,011 shares of Class A common stock subject to deferred restricted units distributable within 60 days; and 302,445 shares of Class B common stock owned by family trusts of which Barbara Schlaff is the trustee and has entered into an irrevocable proxy under which she has granted sole voting power to Mr. Rizai for so long as the family trusts hold such shares. Ms. Schlaff has sole dispositive power as to such shares. The Matthew Rizai TR UA DTD 03/04/1996 Matthew Rizai Revocable Trust has pledged 542,217 shares of Class A common stock to secure a loan and a line of credit.

(7)
Shares owned consist of 52,875 shares of Class A common stock owned by the Michael M. Crow and Sybil Francis Family Trust, of which Dr. Crow and Mrs. Francis are trustees and have shared voting and investment power.

(8)
Shares owned consist of 53,356 shares of Class A common stock owned directly by Mr. Herz; 7,920 shares of Class A common stock owned jointly with Mr. Herz's spouse; 7,034 shares of Class A common stock subject to restricted stock units distributable within 60 days; and 39,600 shares of Class A common stock subject to outstanding options that are exercisable within 60 days.

(9)	Shares owned consist of 87,116 shares of Class A common stock owned directly by Mr. Katz and 200 shares of Class A common stock owned by Mr. Katz's spouse.

(10)	The aggregate share amount shown includes 1,383,005 shares of Class A common stock subject to outstanding options that are exercisable within 60 days.

(11)
Based on information provided in a Schedule 13G filed with the SEC on February 14, 2019 by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. T. Rowe Price Associates Inc. has sole voting power with respect to 428,011 shares and sole dispositive power with respect to 3,024,266 shares, and T. Rowe Price New Horizons Fund has sole voting power with respect to 2,534,050 shares. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD, 21202.

(12)
Shares owned consist of 3,065 shares of Class A common stock held by Mr. and Dr. Behar's minor son and 2,890,805 shares of Class A common stock held directly by The Behar Living Trust, of which Jerome M. Behar and Leslie F. Behar are co-trustees. Mr. and Dr. Behar have shared voting and dispositive power over all shares held by their minor son and The Behar Living Trust.

(13)
Based on information provided in a Schedule 13G filed with the SEC on February 8, 2019 by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 2,182,213 shares and sole dispositive power with respect to 2,317,883 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(14)
Based on information provided in a Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group. The Vanguard Group has sole voting power with respect to 58,507 shares, shared voting power with respect to 2,467 shares, sole dispositive power with respect to 2,159,361 shares and shared dispositive power with respect to 57,700 shares. According to this filing, (i) Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. and a registered investment adviser, is the beneficial owner of 55,233 shares as a result of its serving as investment manager of collective trust accounts, and (ii) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc. and a registered investment adviser, is the beneficial owner of 5,741 shares as a result of its serving as investment manager of Australian investment offerings. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(15)	Shares owned consist of 489,113 shares of Class B common stock owned by the Matthew and Tonja Rizai Charitable Remainder Trust, of which Barbara Schlaff is the trustee.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
In this Compensation Discussion and Analysis section ("CD&A"), we describe the executive compensation program for our named executive officers ("NEOs"). We also explain how the Compensation Committee of the Board of Directors (the "Committee") determined the pay of our NEOs and its rationale for specific compensation decisions related to the fiscal year ended December 31, 2018.
Our Named Executive Officers for Fiscal 2018
Our CD&A describes our executive compensation program and the decisions for fiscal year 2018 regarding the compensation for the NEOs listed in the table below.
In fiscal 2018, Mr. Rizai served as our Chairman and Chief Executive Officer from January 1, 2018 until June 11, 2018, when Mr. Vanderploeg was appointed Chief Executive Officer. Prior to becoming Chief Executive Officer and President on June 11, 2018, Mr. Vanderploeg served as President and Chief Operating Officer.

Name	Title
Martin J. Vanderploeg, Ph.D.	Chief Executive Officer and President ("CEO")
J. Stuart Miller	Executive Vice President and Chief Financial Officer
Troy M. Calkins	Executive Vice President, Chief Legal and Administrative Officer and Corporate Secretary
Scott Ryan	Executive Vice President and Chief Revenue Officer
Jeffrey Trom, Ph.D.	Executive Vice President and Chief Technology Officer
Matthew M. Rizai, Ph.D.	Former Chairman and Chief Executive Officer
We believe the compensation program for our Named Executive Officers in 2018 was instrumental in helping us achieve strong performance in 2018, as discussed below, by providing a combination of short-term and long-term incentives designed to lead to such performance.
This CD&A provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each element of compensation we provide. In addition, we explain how and why the Committee arrived at the specific compensation policies and decisions involving our NEOs for fiscal year 2018.
This CD&A contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation plans and arrangements. The actual compensation plans and arrangements that we adopt in the future may differ materially from currently anticipated plans and arrangements as summarized in this CD&A.

2018 Business Highlights
For the fiscal year ended December 31, 2018, highlights of our business performance included the following:

•
Revenue for 2018 was $244.3 million, an increase of 17.5% compared with $207.9 million in the prior year. Subscription and support revenue was $200.4 million, an increase of 18.4% on a year-over-year basis.

•	Net cash provided by operating activities was $6.4 million in 2018, compared to net cash provided by operating activities of $5.5 million in 2017.

•	At December 31, 2018, 3,340 organizations subscribed to our Wdesk platform as compared to 3,063 at December 31, 2017.

•	Our subscription and support revenue retention rate remained above 96% at December 31, 2018.

•
We began converting existing customer orders to, and signing new orders primarily based on, a solution-based licensing model, which we believe is easier to scale, drives wider adoption and opens more markets for our platform.

Our Compensation Philosophy
We operate within the software-as-a-service ("SaaS") market, which is highly competitive and rapidly evolving. We expect competition among companies in our market to continue to increase. Our ability to compete and succeed in this environment is directly correlated to our ability to recruit, incentivize and retain talented leadership. The market for this talent in the software industry is very competitive. Our compensation philosophy is designed to establish and maintain a compensation program that attracts and rewards talented, highly qualified leaders who possess the skills and competencies necessary to support our near-term objectives and create long-term value for our stockholders, expand our business, and assist in the achievement of our strategic goals.
Developing an effective compensation philosophy requires more than simply comparing pay to market practices. An important consideration lies in an understanding of a company’s position in the business life cycle. For a company’s executive compensation strategy to be effective, that strategy must consider the interests of the company’s three primary constituencies, each having its own interests and desired outcomes:

•
Stockholders make a significant, direct financial investment in the company. This investment is essential to the company’s ongoing operations. These investors expect a return on that investment. This return should be delivered within the context of an appropriate risk/reward profile.

•	The company also makes a substantial investment in the form of the total compensation provided to its executives and looks for a corresponding return in growth and financial performance.

•	Executives desire a compensation opportunity that provides a high level of perceived value, so compensation arrangements need to be flexible to meet their financial and career-related needs.
In fiscal 2018, the Committee reviewed and assessed our compensation philosophy, which is intended to promote Workiva’s core values. The Committee believes that a great work environment, substantial employee ownership, and meaningful pay and benefits support a winning team, company and workplace. We believe that the compensation of our executive officers and employees should reflect our performance as an organization, and their performance as individuals. Further, our executive compensation program is designed to focus on ownership, innovation and results, and to be fair and flexible.
The Committee also recognizes the importance of providing fair rewards for employee contributions. We seek to provide target total direct compensation (base salary, bonus and equity) that is at or above market norms, and to provide parity and consistency within functions. We also believe in adhering to budgets, ensuring transparency and promoting understanding of our compensation philosophy and practices by our executives, while at the same time retaining the flexibility needed to promote talent acquisition and retention.
Consistent with this, our executive compensation program is designed to achieve the following objectives:

•	Attract, motivate and retain employees at the executive level who contribute to our long-term success;

•
Provide an overall compensation opportunity to our executives that is competitive, rewards the achievement of our business objectives and effectively aligns executive officers’ interests with those of our stockholders;

•
Motivate our executives to achieve key strategic performance measures by linking incentive award opportunities to the achievement of performance objectives and by providing a portion of total compensation for executive officers in the form of ownership in our company through our equity compensation program; and

•	Promote teamwork while also recognizing the individual role each executive officer plays in our success.
Below are highlights of our current practices and policies that guide our executive compensation program. We believe the following items promote good corporate governance and are in the best interests of our stockholders and NEOs:

•	No tax gross-ups on severance or change of control payments;

•	Golden parachute policy;

•	Compensation recoupment ("clawback") policy;

•	Anti-hedging and anti-pledging policy;

•	No option repricing without stockholder consent;

•	Strong emphasis on performance-based compensation;

•	Regular reviews of executive compensation and peer group data;

•	A work culture that fosters a focus on long-term value creation supported by tools that help executives to reach and maintain meaningful levels of individual share ownership;

•	Annual risk assessments;

•	No pension plans or Supplemental Executive Retirement Plans;

•	Limited perquisites for executives;

•	No guaranteed bonuses; and

•	No discounted stock options or SARs.

The Principal Elements of Pay: Total Direct Compensation ("TDC")
Our compensation philosophy is supported by the following principal elements in our annual executive compensation program:

Element	Form	Purpose
Base Salary	Cash (fixed)	Provides a competitive level of pay that reflects the executive’s experience, role and responsibilities
Short-Term Incentives	Cash (variable)	Rewards achievement of corporate financial and strategic results for the year
Long-Term Incentives	Equity (variable)	Creates an ownership culture that provides meaningful incentives for management to drive stockholder value creation and supports our retention strategy
Design
Our executive compensation program has historically been weighted heavily towards equity, which we believe is typical in the SaaS market. The Committee believes that compensation in the form of equity helps align the interests of our executive officers with the long-term interests of our stockholders by driving achievement of our strategic and financial goals.
We use restricted stock units ("RSUs") as our primary equity vehicle for our executive officers, including our NEOs. We believe that RSU awards both align the interests of employees with stockholders and provide a longer-term focus through a multi-year vesting schedule, while managing dilution to existing investors and providing greater predictability to our executive officers in the value of their compensation.
To maintain a competitive compensation program, we also offer cash compensation in the form of base salaries and short-term incentives in the form of annual performance-based cash payments, resulting in total cash compensation for our executive officers that is aligned with market practices in our competitive markets. We do not benchmark to specific percentiles for any element of our compensation program, but instead use the competitive market information for general guidance.
During fiscal 2018, the Committee, with the assistance of our compensation consultant, reviewed our executive compensation, including base salaries, short-term incentives, equity awards and benefit programs, to confirm the continued alignment of our compensation program with stockholder interests and appropriate rewards and incentives for our executive officers.
Our Decision-Making Process
Pursuant to its charter and in accordance with NYSE rules, the Committee oversees the compensation and benefits programs for our NEOs. The Committee includes only independent, non-employee members of the Board of Directors. The Committee works closely with its compensation consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in the Committee’s charter, which may be accessed through investor.workiva.com/investors/corporate-governance.
We evaluate our compensation philosophy and compensation programs as circumstances require, and at a minimum, we review our executive compensation annually. As part of this review process, we apply our values and the objectives outlined in this CD&A, while also considering whether our proposed compensation ensures that we remain competitive for talent, that we meet our retention objectives, and that our cost of replacement for a key employee is reasonable.
The Role of the Committee
The compensation of our NEOs is determined each year by the Committee. Our Chief Executive Officer typically provides annual recommendations to the Committee and discusses with the Committee the compensation and performance of the NEOs on the senior management team who report directly to him. Because our Chief Executive Officer is involved in the day-to-day operation of our business, he is able to base his recommendations in part upon his review of the performance of our executive officers. The Committee may exercise its discretion in modifying any recommended compensation adjustments or awards to executives. The Committee reviews the performance of our Chief Executive Officer and meets in executive session without him to determine his compensation. In addition, Committee meetings typically have included, for all or a portion of each meeting, not only the members of the Committee and our Chief Executive Officer, but also our compensation consultant as well as our Executive Vice President, Chief Legal and Administrative Officer and Corporate Secretary, who advises the Committee on compliance issues and serves as secretary of the Committee’s meetings.
The Committee seeks to ensure that the links between our executive compensation program and our business goals are responsible, appropriate and strongly aligned with stockholder interests. The Committee annually determines the compensation levels of our NEOs by considering several factors, including:

•	Each NEO’s role and responsibilities;

•	How the NEO is performing those responsibilities;

•	Our historical and anticipated future financial performance;

•	Compensation practices of a group of comparable public companies (where appropriate); and

•	The need to retain highly qualified executives in a competitive SaaS market for leadership talent.
The Role of Compensation Consultant and Use of Market Data
The Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. For fiscal year 2018, Conduent HR Services ("Conduent"), which was retained as advisor to management, also served as executive compensation consultant to the Committee to review and provide advice on the principal aspects of the Company’s executive compensation program. Conduent coordinated all work with the Committee and with management with full transparency. Conduent believes that by coordinating its work in this manner, it can best understand and address the needs of all key constituencies: the stockholders, the company and the executives.
The compensation consultant provides the Committee and the Board with guidance regarding the amount and types of compensation we provide to our executives and how these compare to peer company compensation practices, as well as other compensation-related matters. The compensation consultant also advises the Committee with respect to our equity plans and provides the Board with data that helps the Board develop our executive compensation program.
A representative of the compensation consultant attends meetings of the Committee as requested and also communicates with the Committee outside of meetings. The Committee may replace its compensation consultant or hire additional advisors at any time.
During fiscal 2018, Conduent provided the following services as requested by the Committee:

•	Assisted in the development of the compensation market data we used to understand market competitive compensation practices;

•
Reviewed and assessed our compensation practices and the cash and equity compensation levels of our executive officers (including an equity retention analysis and change in control analysis), including our NEOs, and also for members of our Board of Directors;

•
Reviewed and assessed our current compensation programs to determine any changes that may need to be implemented in order to remain competitive with the market, as well as conducting an equity burn rate and overhang analysis;

•	Reviewed and assessed our current severance and change in control benefits against peer practices;

•	Advised on regulatory developments relating to executive compensation; and

•	Collaborated on the risk assessment relating to employee compensation.
In electing to engage Conduent, the Committee took into consideration all factors relevant to Conduent’s interactions with the Company’s management and concluded that no conflict of interest existed that would prevent Conduent from independently advising the Committee.
With the assistance of Conduent, the Committee consulted market data to better inform its determination of the key elements of our compensation program in order to develop a compensation program that the Committee believes will enable us to compete effectively for new employees and retain existing employees. In general, this market data consists of compensation information from publicly available sources including proxy statements and third-party compensation surveys.
For the determination of compensation of our NEOs for fiscal year 2018, the Committee chose not to use a formal peer group for two reasons. First, Workiva completed its initial public offering ("IPO") in December 2014 and was still considered an Emerging Growth Company, as defined by the SEC. The Committee felt that an understanding of the organization’s position in the business life cycle was an important consideration in making compensation decisions. Second, SaaS is an emerging market, and many comparable publicly traded SaaS companies were still relatively new with compensation programs that were still being formalized. The Committee and Conduent believed that this made accurate benchmarking difficult.
While Workiva did not utilize a formal peer group in 2018, Conduent did conduct a robust analysis of compensation practices in our competitive markets and provided us with a comprehensive assessment of the position of our compensation programs and policies relative to those markets. Conduent used a compensation database of practices and policies that consisted of compensation pay, programs and plan design for a broad range of companies in the software sector, including SaaS companies, to compare arrangements for executives in positions comparable to those held by our executive officers based on roles and responsibilities. Conduent supplemented this data with information from its database of companies in the software and services sector with annual revenues between $100 million and $400 million.
Establishment of a Peer Group for 2019
Conduent reviews our competitive markets annually to determine the appropriateness of various sources of market data based on a variety of factors including: similarities in revenue levels and size of market capitalization and enterprise value, similarities to the industries in which we operate, the overlapping labor market for top management talent, our status as a publicly traded, U.S.-based SaaS company and various other characteristics.

As we look forward, we have begun to see a reasonable degree of maturity in our markets as more companies begin to move past the initial stages that follow an IPO. In addition, Workiva is no longer considered an Emerging Growth Company. In light of these developments, we have, with the assistance of Conduent, formalized a peer group of companies, with a focus on SaaS companies, to serve as the basis for our compensation review process in 2019.
The Committee believes that this data is representative of companies that compete with us for executive talent and are similar to us in revenue, revenue growth rate, market capitalization, industry, and size. The Committee also determined that the companies in the peer group generally have executive officer positions that are comparable to ours in terms of breadth, complexity, and scope of responsibilities.
This peer group includes the following companies:

Alteryx, Inc.	Cloudera, Inc.	Q2 Holdings, Inc.
AppFolio, Inc.	Coupa Software Incorporated	Rapid7, Inc.
Apptio, Inc.	FireEye, Inc.	RingCentral, Inc.
Aspen Technology, Inc.	HubSpot, Inc.	Smartsheet
Avalara, Inc.	Imperva, Inc.	Twilio, Inc.
Benefitfocus, Inc.	New Relic, Inc.	Zendesk, Inc.
BlackLine, Inc.	Paycom Software, Inc.	Zuora, Inc.
Box, Inc.	Paylocity Holding Corporation
While the Committee and our Board of Directors will consider the compensation levels of the executives at the companies in our primary compensation peer group to provide a general understanding of market practices among similar companies, we will not benchmark or specifically set compensation levels based on the percentile levels reflected by the compensation peer group. Instead, we will consider a number of factors in addition to this market data, such as skills, experience, functional position, leadership roles and competition for talent, to determine the appropriate level of compensation on an individual basis. As a result, the target compensation opportunity for an individual executive may be higher or lower than market norms. In making this assessment, we also recognize the compensation opportunity for superior performers based on their achievement may be at the high end of the market range for pay practices.
Supplemental Reference Groups
In addition to developing a peer group for 2019, our Committee, with the assistance of Conduent, developed supplemental sets of reference companies. These reference groups comprise companies that we may compete with more broadly for executive talent, as well as companies we consider to be market leaders in developing competitive compensation practices within the technology industry. We did not limit ourselves to a specific set of criteria for their selection and instead the groups were selected to provide a broader understanding of practices, trends, and overall executive compensation levels at technology companies outside of our own sector. These sources will also provide additional information on NEO positions, particularly in those cases where the combination of functional responsibilities assigned to individuals is not well represented in the primary peer group.
Some companies are in both the primary peer group and supplemental reference groups because they were determined to be appropriate for the objectives of each group. The companies in the supplemental reference groups include companies in the software and services sector, as well as the broader technology sector, with annual revenues between $100 million and $400 million.

Executive Compensation Program Elements
The key elements of our executive compensation program include base salary, annual cash bonuses, equity-based awards, and health and welfare programs. Each executive officer’s compensation has been designed to provide a combination of pay elements that are tied to achievement of our short-term and long-term financial and operational objectives. In particular, we believe our use of RSU awards, which typically vest over three years, promotes a culture of long-term value creation, while cash bonuses payable based upon annual performance drive achievement of near-term objectives.
Base Salary
We believe we must offer competitive base salaries to attract, motivate and retain all employees, including our executives. The Committee has generally set the base salaries for our executives, including the NEOs, based on three primary factors:

•	A comparison to the base salaries paid by the companies in our compensation peer group;

•	The overall compensation that each executive may potentially receive during his or her employment with us; and

•	Internal parity considerations with respect to the base salaries of other executives who are comparably situated in terms of reporting structure and level of responsibility.
We adjusted base salaries for 2018 from 2017 levels. The decisions regarding salary increases were based on the following factors:

•	Base salaries for our 2017 NEOs had not been increased in the past two years, (i.e., 2016 and 2017);

•	The need to better balance cash and equity compensation consistent with our compensation strategy as we move from "Emerging Growth Company" status;

•	The additional responsibilities assumed by certain of our NEOs as part of their role as a member of the senior management team; and

•	The need to retain a highly qualified executive management team that can provide the leadership necessary for our near-term and long-term success.
Annualized 2018 and base salaries for our executives are shown in the table below, as well as in the Summary Compensation Table later in this document.

Name and Principal Position	2018 Base Salary ($)	2017 Base Salary ($)
Martin J. Vanderploeg, Ph.D. President and Chief Executive Officer	690,000	550,000
J. Stuart Miller Executive Vice President and Chief Financial Officer	400,000	375,000
Troy M. Calkins Executive Vice President, Chief Legal and Administrative Officer and Corporate Secretary	400,000	375,000
Scott Ryan Executive Vice President and Chief Revenue Officer	450,000	350,000
Jeffrey D. Trom, Ph.D. Executive Vice President and Chief Technology Officer	450,000	350,000
Matthew M. Rizai Former Chairman and Chief Executive Officer	690,000	550,000

Mr. Trom received a salary increase to $400,000 as part of the annual merit-based salary review process. Effective September 1, 2018, Mr. Trom received a special market adjustment to $450,000 to bring his compensation in line with market practices for incumbents with comparable responsibility.
These salaries are intended to provide a stable level of fixed compensation to our executive officers, including our NEOs, for performance of their day-to-day responsibilities. In making a determination as to whether increases to the base salaries for each of our NEOs were necessary, the Committee took into account the demand for executive talent in the industry and geographic areas in which we compete for talent. The Committee also recognized the importance of retaining this executive team and the role the base salary plays in retention, particularly considering the significant roles of our NEOs in achieving our near- and long-term growth objectives, as well as the attractiveness of these executives in the market after leading our successful IPO and transition to a publicly traded company.
Non-Equity Incentive Plan Compensation
We adopted our 2018 Short-Term Incentive Plan as a non-equity incentive compensation plan to provide our NEOs the opportunity to earn a performance-based cash bonus based on the achievement of a combination of financial and non-financial objectives that are tied to our strategic plan.
In developing our 2018 incentive plan, we benchmarked best practices within our competitive markets with regard to pay levels, plan design and performance metrics. We also conducted a comprehensive review of the critical financial and strategic success factors of our business plan to determine the factors that will contribute most to our success. The Committee's objective was to construct a plan that motivates executives to achieve high levels of performance by recognizing and rewarding the results and behaviors that contribute to sustained success.
Performance measurement under our 2018 Short-Term Incentive Plan is based on three metrics we have identified as key success factors in achieving our growth strategies:

•	Revenue growth

•	Non-GAAP operating loss

•	Operating cash flow
For purposes of our 2018 incentive plan, we defined (i) "revenue growth" as the percentage growth in revenue determined in accordance with generally accepted accounting principles ("GAAP") as reflected in our annual financial statements; (ii) "non-GAAP operating loss" as GAAP operating loss as reflected in our annual financial statements (including the accrued expense for short-term cash incentive payments) adjusted to exclude expenses related to stock-based compensation; and (iii) "operating cash flow" as our GAAP operating cash flow. In 2018, the Committee exercised its discretion under the plan to determine that cash severance paid to our former Chief Executive Officer should be excluded from the calculation of operating cash flow for purposes of the 2018 incentive plan.
Of the three performance metrics under the 2018 Short-Term Incentive Plan, the Committee considered revenue growth to be most critical to maximizing the creation of value for stockholders. While the Committee believes that it is desirable to minimize non-GAAP operating losses and keep operating cash flow positive, high levels of revenue growth have a disproportionate impact on market perceptions of Workiva. Accordingly, the Committee assigned the heaviest weight among these metrics to revenue growth under the 2018 plan.

The Committee set the following performance targets for the 2018 Short-Term Incentive Plan, based on the 2018 operating budget approved by our Board of Directors, and weighted these metrics as follows (dollar amounts shown in thousands):

Performance Metric	Target	Weighting
Revenue Growth	13.3%	60%
Non-GAAP Operating Loss	$(33,998)	20%
Operating Cash Flow	$8,733	20%
Targeted payout levels are expressed as a percentage of base salary and established for each participant. The targets under our 2018 incentive plan for each executive are shown below:

Name and Principal Position	2018 Target Bonus
Martin J. Vanderploeg, Ph.D. President and Chief Executive Officer	200%
J. Stuart Miller Executive Vice President and Chief Financial Officer	75%
Troy M. Calkins Executive Vice President, Chief Legal and Administrative Officer and Corporate Secretary	75%
Scott Ryan Executive Vice President and Chief Revenue Officer	100%
Jeffrey D. Trom, Ph.D. Executive Vice President and Chief Technology Officer	75%
Matthew M. Rizai Former Chairman and Chief Executive Officer	200%
Each NEO's target bonus was determined by the Committee based on that NEO’s title and/or role. The Committee believed the financial performance components of the 2018 incentive plan were achievable, but appropriately challenging, based on market climate and internal budgeting and forecasting. The 2018 Short-Term Incentive Plan sets threshold, target and maximum performance levels, which are used to determine the percentage of target bonus to be paid out, with payouts ranging from 0% to 150% of targeted payout levels (e.g., the maximum bonus payout for an individual with a targeted payout level of 75% of annual base salary would be 112.5% of annual base salary).
The following table outlines the threshold, target and maximum financial performance objectives for the 2018 Short-Term Incentive Plan and the resulting payout percentages:

		Threshold	Target	Maximum
Performance	<80%	80%	100%	>120%
Payout	—%	50%	100%	150%
Performance between threshold and target and between target and maximum will be interpolated.
In addition to the financial metrics discussed above, the Committee also considers performance relative to key strategic goals that are generally non-financial in nature, as well as individual NEO performance. Based on the Committee’s assessment of these factors, the Committee can exercise discretion to modify the calculated payout derived from the matrix shown above to determine final payout amounts. As a result, the final award may be higher or lower than the calculated amount.

2018 Performance Results
Based on Company actual performance relative to the financial goals set under the 2018 incentive plan, the award for each executive would be payable at 150% of their individual target, i.e., performance for each metric exceeded 120% of the target amount.

Performance Metric	Target	Actual Results	Achievement of Target
Revenue Growth	13.3%	17.5%	131.6%
Non-GAAP Operating Loss	$(33,998)	$(13,041)	161.6%
Operating Cash Flow	$8,733	$13,000	148.9%	(1)

(1)	As adjusted to exclude cash severance paid to our former Chief Executive Officer.
After considering management’s recommendation for payouts, the Committee applied negative discretion to the calculated amounts based on management’s recommendations. Management recommended that the amount that resulted from this downward adjustment be added to the bonus pool that was distributed to Workiva employees based on 2018 performance. The Committee believed that, with this action, we still provided our NEOs with a competitive overall level of compensation, while at the same time increasing workforce engagement. The Committee also believed that, ultimately, this action supported the interests of our stockholders.
Based on this negative discretion, the final payout amounts under our 2018 Short-Term Incentive Plan for each individual executive were approved at the amounts shown below:

Executive	2018 Base Salary ($)	2018 Target Bonus ($)	2018 Target Bonus (%)	2018 Calculated Bonus ($)	2018 Approved Bonus Payout ($)	Approved Bonus Payout as a % of Base Salary
Martin J. Vanderploeg, Ph.D.	690,000	1,380,000	200%	2,070,000	1,104,000	160%
J. Stuart Miller	400,000	300,000	75%	450,000	360,000	90%
Troy M. Calkins	400,000	300,000	75%	450,000	360,000	90%
Scott Ryan	450,000	450,000	100%	675,000	540,000	120%
Jeffrey D. Trom, Ph.D.	450,000	337,500	75%	506,250	405,000	90%
Mr. Rizai was not eligible for a bonus under the 2018 incentive plan due to his termination of service on June 11, 2018.
Equity Incentives
We believe that providing long-term incentives in the form of equity awards encourages our NEOs to take a long-term outlook and provides our NEOs with an incentive to manage our business from the perspective of an owner with an equity stake in the business. By providing opportunities for our NEOs to benefit from future successes in our business through the appreciation of the value of their equity awards, the compensation committee believes that equity awards align our NEOs’ interests and contributions with the long-term interests of our stockholders. In addition, the Committee believes that offering meaningful equity ownership in the Company assists us in retaining our NEOs.
The Committee periodically reviews our equity compensation program from a market perspective, as well as in the context of our overall compensation philosophy. The Committee also considers the appropriateness of various equity vehicles, as well as overall program costs (which include both stockholder dilution and compensation expense), when evaluating long-term incentive compensation. Further, the Committee considers competitive market data and competitive positioning analysis, as well as our recruitment and retention strategies. Finally, the Committee considers each NEO's individual performance, as well as the size and vesting schedule of previous equity awards to each NEO.
In 2015, we granted executive officers equity compensation in the form of non-qualified stock options and shares of restricted stock ("RSAs"). In 2016, we began granting our executive officers restricted stock units ("RSUs") instead of RSAs. The Committee made this change to allow executive officers to defer the delivery of shares pursuant to our Non-Qualified Deferred Compensation Plan. In 2018, the Committee began granting equity compensation to our executive officers solely in the form of RSUs.  This change was driven by the following considerations:

•	RSUs help us better manage potential dilution to shareholders since they require fewer shares to provide the same date of grant value to employees.

•	RSUs are more valued by our employees than stock options because they have value at the date of grant.

•	RSUs are more consistent with the ownership culture we have created at Workiva.

•	RSUs are simpler to communicate to employees because the grant value is based on the current stock price rather than complex Black-Scholes or binomial calculations.

•	RSUs mitigate the potential inherent risk that can be associated with stock options.
Our RSUs typically vest over time, and we believe they help incentivize our executives to build value that can be sustained over the longer term. Because RSUs have value to the recipient as of the date of grant, RSUs help us retain and incentivize employees during their vesting periods by providing a high reciprocal value and also result in us granting awards with fewer underlying shares of our common stock as compared to stock options with an equivalent grant date fair value.
For 2018, our annual equity grant was awarded in the form of RSUs that vest in three equal annual installments. RSUs are subject to the terms and conditions set forth in the form of our restricted stock unit award agreement and our 2014 Equity Incentive Plan.
For 2018, the Committee targeted providing each of our NEOs with annual equity award grants that were competitive with those of peer executives at comparable companies. Given the competitive nature of the industry in which we operate, the Committee believes equity compensation at this level is generally required to retain our existing NEOs and to hire new executive officers when and as required.
Details of RSU grants to NEOs are provided in the "Grants of Plan-Based Awards" table presented below.
2018 Special Equity Award
The Committee recognizes that the continued success of our organization lies in our ability to retain the caliber of leadership talent needed to set our strategic vision as well as to develop and execute sound business plans and processes to achieve that vision. This is critical not only for near-term success, but also for creating long-term economic value for our stockholders.
The Committee also recognizes that we compete in a dynamic and rapidly changing market for leadership talent. Executives with the skill and experience found in our executive team are highly sought after and can command a premium in the market.

In 2018, to better ensure that we are able to retain this talent, the Committee approved a special retention equity award to certain executives. This award consisted of RSUs that become 100% vested at the end of a three-year period (i.e., cliff vest).
Details are provided in the "Grants of Plan-Based Awards" table presented below.
Looking Forward to 2019
We view our compensation program as evolutionary and anticipate making additional refinements for next year. These will include:

•	No annual salary adjustments for NEOs in 2019.

•
Adjusting the amount and mix of total compensation for Mr. Vanderploeg to reflect his new role as President and CEO. These changes will include an increase in equity compensation along with a reduction in his 2019 Short-Term Incentive Plan target (to 125% of base salary).

Benefits and Perquisites
Our NEOs also generally participate in other benefit plans on the same terms as all of our other employees. These plans include our medical and dental insurance, life insurance and short- and long-term disability insurance programs, as well as customary vacation, leave of absence and other similar policies. In addition, we provide our executives with a supplemental disability income insurance policy. The premiums for this supplemental disability insurance are included in All Other Income in the Summary Compensation Table below. We generally do not provide other perquisites or personal benefits to our NEOs.
We sponsor a 401(k) Savings and Investment Plan, which is a qualified defined contribution retirement plan offered to all eligible employees, including our NEOs. This plan allows participants to elect to defer a portion of their compensation on a pre-tax basis, up to the limits imposed by the Internal Revenue Code (the "Code"). We do not currently match employee contributions to this plan.
Employment Arrangements
We have entered into employment agreements with all of our NEOs. These agreements provide for at-will employment and generally include an initial base salary, an indication of eligibility for an annual cash incentive award opportunity, and equity awards at the discretion of our Board. These agreements also contain restrictions on non-competition and non-solicitation for the six-month period following termination. In addition, each of our executive officers, including the NEOs, has executed our standard confidential information and invention assignment agreement
Our employment agreements with our NEOs also require us to make specific payments and benefits in connection with the termination of each NEO's employment under certain circumstances. For a description of these payments and other benefits, see "Executive Compensation - Potential Payments upon Termination or Change in Control." We believe that these severance arrangements help us to attract and retain key management talent in an industry where there is significant competition for management talent. We also believe that these agreements provide retention value by encouraging our NEOs to continue service with us and increase stockholder value by reducing any potential distractions caused by the possibility of an involuntary termination of employment or a potential change in control, allowing our NEOs to focus on their duties and responsibilities.

Other Compensation Policies
Executive Stock Ownership Guidelines
We do not have formal ownership guidelines. Instead, we promote an ownership culture, encourage stock ownership and provide the tools, through our equity compensation programs, to achieve significant stock ownership. As shown in our table of beneficial owners and management, the executives on our leadership team either have or are making substantial progress toward achieving material levels of ownership. If, at a later date, we find that our informal approach to stock ownership no longer promotes the results that we desire, the Committee will revisit the need for putting formal ownership guidelines in place.
Stock Trading Practices
Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Hedging transactions may permit a director, officer or employee to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders. Therefore, directors, officers and employees are prohibited by our Insider Trading Policy from engaging in any such transactions.
Our Insider Trading Policy includes guidelines for Rule 10b5-1 trading plans that permit our directors and certain employees, including our NEOs, to adopt Rule 10b5-1 trading plans. Under our 10b5-1 trading plan guidelines, 10b5-1 trading plans may only be adopted or modified during an open trading window under our insider trading policy and only when such individual does not otherwise possess material nonpublic information about our company.
Policy on Stock Pledging
Our Insider Trading Policy only permits pledges of our securities by employees, officers and directors with the written pre-approval of our General Counsel. Under that policy, our General Counsel only approves pledges of our securities by directors and officers in amounts consistent with guidelines approved by the Nominating & Governance Committee of the Board of Directors. All outstanding pledges by officers and directors have been approved in accordance with the policy and the guidelines.
Compensation Recoupment ("Clawback") Policy
Our executive employment agreements and equity award agreements provide that any incentive-based compensation, or any other compensation, paid to an executive that is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to all deductions and clawbacks as may be required to be made pursuant to any applicable law, government regulation or stock exchange listing requirement.
We intend to review, and if necessary revise, our clawback policy to ensure Dodd-Frank Wall Street Reform and Consumer Protection Act as soon as practicable after the SEC adopts rules that set forth the requirements for such clawback policies and as such rules become effective for us.
Equity Award Grant Practices
The majority of our equity awards to executives are granted on an annual basis in February. New hire and ad hoc awards are generally granted monthly throughout the year. It is our practice to grant equity awards on the first trading day of the month following the month in which the awards were approved.

Severance
Our ability to build the exceptional leadership team in place today was due in large part to our having a full complement of compensation tools available to us and the flexibility to use them. This includes the ability to leverage our severance policy, which includes protections in the event of a change in control. The Committee strongly believes that our severance policy, which is guided by our compensation philosophy and governance practices and policies, is both reasonable and competitive. Our policy includes no tax gross ups for any NEO. Since our initial public offering, we have not entered into any employment agreements that include single-trigger change-of-control severance provisions.
We monitor competitive practices in the market and we believe that our severance policy is well aligned with those of our peers. More importantly, the Committee believes that our policy fosters stability within senior management by helping our executives maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of a transaction that could result in a change in control of our Company.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Generally, Section 162(m) of the Code disallows a tax deduction to any publicly held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and to certain other highly compensated officers, who are referred to as "covered employees." Under tax laws in effect prior to January 1, 2018, remuneration in excess of $1 million paid to covered employees was deductible if, among other things, it qualified as "performance-based compensation" within the meaning of the Code. This exception from the deduction limit under Section 162(m) of the Code for performance-based compensation was repealed in the tax reform legislation signed into law on December 22, 2017. In addition, the definition of covered employee has been expanded to include the chief financial officer, and provides that once an individual becomes a covered employee, that individual will remain a covered employee for all future years for purposes of applying the limit to compensation paid to such individual or his or her beneficiaries.
Taxation of "Parachute" Payments and Deferred Compensation
We did not provide any executive officer, including any NEO, with a "gross-up" or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Code during fiscal year 2018, and we have not agreed and are not otherwise obligated to provide any NEO with such a "gross-up" or other reimbursement. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that we, or a successor company, may forfeit a deduction on the amounts subject to this additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives "deferred compensation" that does not meet the requirements of Section 409A of the Code.
Accounting Considerations
Authoritative accounting guidance on stock compensation requires measurement of the compensation expense for all share-based awards made to employees (such as our NEOs) and directors based on the grant date "fair value" of the awards. The Committee considers the accounting expense associated with equity awards. Even though our NEOs and directors may realize no value from their equity awards, these values have been calculated for accounting purposes and reported in the tables below. This guidance also requires us to recognize the compensation cost of share-based awards in our income statements over the period that the NEO or director is required to continue service with us in order to vest in the equity award.
Compensation Risk Assessment
The Committee has reviewed our compensation policies and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. As part of its assessment, the Committee considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing company-wide and individual financial, departmental and other performance targets, our bonus structure of payouts and the nature of our key performance metrics. We believe these practices encourage our employees to focus on sustained long-term Company growth, which we believe will ultimately contribute to the creation of stockholder value.
Compensation Committee Report
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis by Regulation S-K Item 402(b) (the "CD&A") with management and based upon such review and discussion, our Compensation Committee recommended to our Board that the CD&A be included in our Proxy Statement.

COMPENSATION COMMITTEE

Mr. Suku Radia (Chair)
Ms. Brigid A. Bonner
Dr. Michael M. Crow, Ph.D.
Mr. David S. Mulcahy

Compensation Tables
Summary Compensation Table
The table below sets forth the annual compensation earned by our NEOs for the years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Martin J. Vanderploeg, Ph.D.	2018	690,000	—	1,980,873	—	1,104,000	52,424	(3)	3,827,297
President, Chief Executive Officer and Director	2017	550,000	—	1,241,262	1,103,670	925,000	26,766		3,846,698
	2016	550,000	475,000	1,241,263	1,107,621	—	400		3,374,284
J. Stuart Miller	2018	400,000	—	3,799,989	—	360,000	13,875	(4)	4,573,863
Executive Vice President and Chief Financial Officer	2017	375,000	—	695,763	206,215	375,000	150		1,652,127
	2016	375,000	195,000	695,769	206,956	—	100		1,472,825
Troy M. Calkins	2018	400,000	—	3,250,013	—	360,000	14,146	(5)	4,024,159
Executive Vice President, Chief Legal and Administrative Officer and Corporate Secretary	2017	375,000	—	695,763	206,215	375,000	150		1,652,127
	2016	375,000	195,000	695,769	206,956	—	100		1,472,825
Scott Ryan	2018	450,000	—	3,999,994	—	540,000	13,564	(6)	5,003,557
Executive Vice President and Chief Revenue Officer
Jeffrey Trom, Ph.D.	2018	416,667	—	4,550,003	—	405,000	20,311	(7)	5,391,981
Executive Vice President and Chief Technology Officer
Matthew M. Rizai, Ph.D. (8)	2018	325,244	—	1,980,873	—	—	6,731,883		9,037,999
Former Chairman and Chief Executive Officer	2017	550,000	—	1,241,262	1,103,670	925,000	26,307		3,846,239
	2016	550,000	475,000	1,241,263	1,107,621	—	400		3,374,284

(1)
The amounts reported are computed in accordance with FASB ASC Topic 718 based on the closing price of our Class A common stock on the date of grant. These amounts do not reflect the actual economic value that may ultimately be realized by the NEOs.

(2)
The amounts reported reflect the grant date fair value of the stock options granted to the NEOs as computed in accordance with FASB ASC Topic 718. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes option pricing model. The assumptions that we used to calculate these amounts are discussed in Note 9 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and incorporated by reference herein. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	Includes $51,694 of premiums paid for supplemental disability insurance, as well as entertainment costs related to our annual sales retreat and annual service award payable to all employees.

(4)	Includes $13,675 of premiums paid for supplemental disability insurance, as well as an annual service award payable to all employees.

(5)	Includes $13,294 of premiums paid for supplemental disability insurance, as well as entertainment costs related to our annual sales retreat and an annual service award payable to all employees.

(6)	Includes $12,819 of premiums paid for supplemental disability insurance, as well as entertainment costs related to our annual sales retreat and an annual service award payable to all employees.

(7)	Includes $19,811 of premiums paid for supplemental disability insurance, as well as an annual service award payable to all employees.

(8)
Mr. Rizai's fiscal 2018 salary reflects a partial year of service. Pursuant to a separation agreement, all other compensation includes $6,620,548 in separation costs, $79,615 paid for accrued but unused paid time off, $22,277 of premiums paid for supplemental disability insurance and $8,721in COBRA payments, as well as entertainment costs related to our annual sales retreat.

Grants of Plan-Based Awards
The following table sets forth information relating to plan-based incentive awards granted to our NEOs during 2018.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date(2)		Award Date(2)	Threshold ($)	Target ($)	Maximum ($)
Martin J. Vanderploeg, Ph.D.	02/01/2018	(5)	1/15/2018	—	—	—	89,028	1,980,873
	02/16/2018			690,000	1,380,000	2,070,000	—	—
J. Stuart Miller	02/01/2018	(5)	1/15/2018	—	—	—	35,955	799,999
	02/01/2018	(6)	1/15/2018	—	—	—	134,831	2,999,990
	02/16/2018			150,000	300,000	450,000	—	—
Troy M. Calkins	02/01/2018	(5)	1/15/2018	—	—	—	33,708	750,003
	02/01/2018	(6)	1/15/2018	—	—	—	112,360	2,500,010
	02/16/2018			150,000	300,000	450,000	—	—
Scott Ryan	02/01/2018	(5)	1/15/2018	—	—	—	35,955	799,999
	02/01/2018	(6)	1/15/2018	—	—	—	143,820	3,199,995
	02/16/2018			225,000	450,000	675,000	—	—
Jeffrey D. Trom, Ph.D.	02/01/2018	(5)	1/15/2018	—	—	—	33,708	750,003
	02/16/2018			168,750	337,500	506,250	—	—
	09/04/2018	(6)	8/28/2018	—	—	—	100,000	3,800,000
Former Chief Executive Officer
Matthew M. Rizai, Ph.D.	02/01/2018		1/15/2018	—	—	—	89,028	1,980,873
	02/16/2018			690,000	1,380,000	2,070,000	—	—

(1)
Represents awards made pursuant to our 2018 Short-Term Incentive Plan. Actual payouts under this plan were determined by the Compensation Committee applying negative discretion to the payouts indicated by the plan based on our 2018 performance. See "Compensation Discussion and Analysis - Executive Compensation Program Elements - Non-Equity Incentive Plan Compensation" for further discussion of our 2018 Short-Term Incentive Plan and the payouts thereunder.

(2)
The Compensation Committee approved annual equity awards at the January 2018 Compensation Committee meeting and an additional equity award on August 28, 2018 for Mr. Trom. In accordance with our equity award grant practices, the grant date is the first trading day of the month following the month in which grants are approved.

(3)	Represents awards of restricted stock units granted pursuant to our 2014 Equity Incentive Plan.

(4)	Reflects the aggregate grant date fair value determined in accordance with FASB ASC Topic 718 based on the closing price of our Class A common stock on the date of grant.

(5)	Vests in three equal annual installments beginning on February 1, 2019, subject to the individual’s continued service with us through each vesting date.

(6)	Vests in a single installment on February 1, 2021, subject to the individual’s continued service with us through the vesting date.

Outstanding Equity Awards at Fiscal Year-End
The table below sets forth the outstanding equity awards held by the NEOs as of December 31, 2018. Each of our NEOs has elected to defer settlement of vested restricted stock units pursuant to the terms of a deferral election. The vested restricted stock units are not included in the table below. For more information about these deferred units, see the section titled "Pension Benefits & Nonqualified Deferred Compensation" contained in this proxy statement.

	Option Awards						Stock Awards
Name	Option/Stock Award Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Martin J. Vanderploeg, Ph.D.	08/12/2014	(2)	178,200	—	15.83	08/11/2024	—	—
	01/19/2016	(3)	—	—	—	—	26,608	954,961
	02/01/2016	(4)	112,281	56,140	14.74	01/31/2026	—	—
	01/18/2017	(3)	—	—	—	—	62,219	2,233,040
	02/01/2017	(4)	66,735	133,469	12.40	01/31/2027		—
	02/01/2018	(3)	—	—	—	—	89,028	3,195,215
J. Stuart Miller	04/07/2014	(5)	164,240	—	15.86	04/06/2024	—	—
	08/12/2014	(2)	39,600	—	15.83	08/11/2024	—	—
	01/19/2016	(3)	—	—	—	—	14,915	535,299
	02/01/2016	(4)	20,979	10,490	14.74	01/31/2026	—	—
	01/18/2017	(3)	—	—	—	—	34,875	1,251,664
	02/01/2017	(4)	12,469	24,938	12.40	01/31/2027	—	—
	02/01/2018	(3)	—	—	—	—	35,955	1,290,425
	02/01/2018	(6)	—	—	—	—	134,831	4,839,085
Troy M. Calkins	02/25/2014	(7)	108,900	—	15.86	02/24/2024	—	—
	03/27/2014	(7)	9,900	—	15.86	03/26/2024	—	—
	08/12/2014	(2)	39,600	—	15.83	08/11/2024	—	—
	01/19/2016	(3)	—	—	—	—	14,915	535,299
	02/01/2016	(4)	20,979	10,490	14.74	01/31/2026	—	—
	01/18/2017	(3)	—	—	—	—	34,875	1,251,664
	02/01/2017	(4)	12,469	24,938	12.40	01/31/2027	—	—
	02/01/2018	(3)	—	—	—	—	33,708	1,209,780
	02/01/2018	(6)	—	—	—	—	112,360	4,032,600
Scott Ryan	09/01/2016	(8)	112,500	87,500	17.92	08/31/2026	—	—
	01/03/2017	(5)	21,875	28,125	13.55	01/02/2027	—	—
	02/01/2018	(3)	—	—	—	—	35,955	1,290,425
	02/01/2018	(6)	—	—	—	—	143,820	5,161,700
Jeffrey D. Trom, Ph.D.	08/12/2014	(2)	178,200	—	15.83	08/11/2024	—	—
	01/19/2016	(3)	—	—	—	—	10,054	360,838
	02/01/2016	(4)	14,141	7,071	14.74	01/31/2026	—	—
	01/18/2017	(3)	—	—	—	—	23,509	843,738
	02/01/2017	(4)	8,405	16,810	12.40	01/31/2027	—	—
	02/01/2018	(3)	—	—	—	—	33,708	1,209,780
	09/04/2018	(6)	—	—	—	—	100,000	3,589,000
Matthew M. Rizai, Ph.D.	08/12/2014		178,200	—	15.83	08/11/2024	—	—
	02/01/2016		168,421	—	14.74	01/31/2026	—	—
	02/01/2017		200,204	—	12.40	01/31/2027	—	—

(1)	The market value of unvested stock awards is based on the closing market price of our Class A common stock on December 31, 2018 of $35.89.

(2)	Vests as to 25% of the shares on August 1, 2015 and as to 6.25% of the shares at the end of each three-month period thereafter.

(3)
Award of restricted stock units that vest in three equal annual installments commencing on the first anniversary of the grant date. Each of the NEOs has elected to defer settlement of the restricted stock units pursuant to the Workiva Inc. Nonqualified Deferred Compensation Plan.

(4)	Vests in three equal annual installments commencing on the first anniversary of the grant date.

(5)	Vests as to 25% of the shares on the first anniversary of the grant date and as to 6.25% of the shares at the end of each three-month period thereafter.

(6)
Award of restricted stock units that vest in a single installment on February 1, 2021. Each of the NEOs has elected to defer settlement of the restricted stock units pursuant to the Workiva Inc. Nonqualified Deferred Compensation Plan.

(7)	Vests as to 25% of the shares on February 17, 2015 and as to 6.25% of the shares at the end of each three-month period thereafter.

(8)	Vests as to 25% of the shares on August 15, 2017 and as to 6.25% of the shares at the end of each three-month period thereafter.

Option Exercises and Stock Vested
The following table sets forth information regarding stock option exercises and the value realized upon exercise, as well as all stock awards vested and the value realized upon vesting by our NEOs during the year ended December 31, 2018.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)(2)	Valued Realized on Vesting ($)(3)
Martin J. Vanderploeg, Ph.D.	—	—		111,050	2,440,650
J. Stuart Miller	10,000	194,828	(4)	52,352	1,149,876
Troy M. Calkins	—	—		52,352	1,149,876
Scott Ryan	—	—		—	—
Jeffrey D. Trom, Ph.D.	—	—		35,140	771,813
Matthew M. Rizai, Ph.D.	—	—		288,905	7,038,202

(1)	The value realized on exercise is calculated as the difference between the fair market value of our Class A common stock on the date of exercise and the applicable exercise price of those options.

(2)
The amounts reflected in this column include the following shares issuable pursuant to restricted stock units that vested in 2018, but were deferred pursuant to our Non-Qualified Deferred Compensation Plan: Mr. Vanderploeg, 55,614 shares; Mr. Miller, 30,880 shares; Mr. Calkins, 30,613 shares; Mr. Trom, 20,410 shares; and Mr. Rizai, 233,403 shares. As elected by the NEO, the receipt of these shares has been deferred until the earlier of an elected future settlement date or the employee’s separation from service with Workiva in accordance with Code Section 409A.

(3)	The value realized upon vesting is equal to the number of shares vesting multiplied by the closing market price of our Class A common stock on the vesting date.

(4)	Option exercise was completed at the direction and for the benefit of Mr. Miller's former spouse pursuant to a qualified domestic relations order.

Pension Benefits & Nonqualified Deferred Compensation
We do not provide any defined benefit pension plans to our NEOs.
Our Nonqualified Deferred Compensation Plan allows our executive officers to elect to defer settlement of vested restricted stock units. Workiva does not make any contributions for executive officers under the Nonqualified Deferred Compensation Plan.
The following nonqualified deferred compensation table summarizes activities during 2018 and account balances relating to these deferred restricted stock units for our NEOs.

Name	Executive Contributions ($)(1)	Aggregate Earnings ($)(2)	Aggregate Withdrawal/Distributions ($)	Aggregate Balance at December 31, 2018 ($)(3)
Martin J. Vanderploeg, Ph.D.	1,218,637	1,162,900	—	2,950,948
J. Stuart Miller	676,689	647,712	—	1,643,583
Troy M. Calkins	670,848	643,971	—	1,634,000
Scott Ryan	—	—	—	—
Jeffrey Trom, Ph.D.	447,291	430,907	—	1,093,353
Matthew M. Rizai, Ph.D.	5,814,744	2,947,639	—	9,331,795

(1)
The reported dollar values are calculated by multiplying the number of deferred restricted stock units that vested in 2018 by the closing price of our Class A common stock on the date the respective restricted stock units vested. Contributions by Messrs. Vanderploeg, Miller, Calkins, Ryan, and Trom are not included in the Summary Compensation Table for the current fiscal year. The aggregate grant date fair value of the fully vested deferred restricted stock units included in this column that has been reported in the Summary Compensation Table as compensation for the current fiscal year is $1,980,873 for Mr. Rizai.

(2)
Reflects earnings on shares deferred upon the vesting of restricted stock units, which consisted solely of stock price appreciation of the NEO's deferred restricted stock units during 2018. These earnings are not included in the Summary Compensation Table.

(3)
Amount represents the cumulative value of the NEO's deferral activities, including earnings thereon as of December 31, 2018. The reported dollar values are calculated by multiplying the number of deferred restricted stock units held by the NEO as of December 31, 2018 by the closing price of our Class A common stock on December 31, 2018. Includes the following amounts that have been reported as Stock Awards in the Summary Compensation Table for a prior fiscal year: Mr. Vanderploeg, $1,211,484; Mr. Miller, $675,093; Mr. Calkins, $671,324; and Mr. Rizai, $4,432,690.

Potential Payments upon Termination or Change in Control
The employment agreement with each of our NEOs requires us to make specific payments and benefits in connection with the termination of that NEO's employment under certain circumstances. In order to receive the severance benefits described below, each of these NEOs is obligated to execute a release of claims against us.
If the employment of any NEO is terminated by us for "cause" (as generally defined below) or by the NEO without "good reason" (as generally defined below), his employment agreement requires that we pay him (i) accrued but unpaid salary and benefits and (ii) any earned but unpaid bonus from the prior year.
If the employment of any NEO is terminated due to his death or disability, his employment agreement requires that we pay to him (i) accrued but unpaid salary and benefits, (ii) any earned but unpaid bonus from the prior year, (iii) a pro-rated bonus for the current year and (iv) a lump-sum payment equal to his annual base salary plus his target bonus for the current year. In addition, the employment agreement provides that the vesting of the officer's outstanding equity awards will be accelerated in the event of termination for death or disability.
If the employment of any NEO is terminated by us without cause or by the NEO for good reason, his employment agreement requires that we pay to him (i) accrued but unpaid salary and benefits, (ii) any earned but unpaid bonus from the prior year, (iii) a pro-rated bonus for the current year and (iv) a severance payment equal to two times (three times in the case of Mr. Rizai and Mr. Vanderploeg) the sum of his annual base salary plus his target bonus for the current year. In addition, in the event of termination by us without cause or by the NEO for good reason, the employment agreement provides that the vesting of the NEO's outstanding equity awards will be accelerated and that he will be released from his non-competition and non-solicitation restrictions.
If the employment of any NEO is terminated by us without cause or by the NEO for good reason in the three months prior to or twelve months following a change in control, his employment agreement requires that we pay to him (i) accrued but unpaid salary and benefits, (ii) any earned but unpaid bonus from the prior year, (iii) the NEO's target bonus for the year in which the termination occurs (or if greater, the year in which the change in control occurs) and (iv) a severance payment equal to three times the sum of his annual base salary plus target bonus. In addition, in the event of termination by us without cause or by the NEO for good reason in the three months prior to or twelve months following a change in control, the employment agreement provides that the vesting of the officer's outstanding equity awards will be accelerated and that he will be released from his non-competition and non-solicitation restrictions.
In the event a payment to one of our NEOs is subject to the excise tax imposed by Section 4999 of the Code (as a result of a payment being classified as a "parachute payment" under Section 280G of the Code), the employment agreement requires us to (i) reduce that payment to the minimum extent necessary to ensure that no portion of the of the payment is subject to the excise tax, or (ii) pay the amount in full if the NEO’s receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the excise tax)) would result in the NEO receiving an amount greater than the reduced amount on an after-tax basis. The employment agreement requires that we make any reduction in a payment classified as a parachute payment under Section 280G in a manner that maximizes the NEO’s economic position.
For the purpose of the employment agreements, "cause" means generally the occurrence of any of the following:

•	any action by the NEO while employed by us involving willful gross misconduct having a material adverse effect on the Company;

•	the NEO’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness); or

•	the NEO being convicted of (a) a felony under the laws of the United States or any state or (b) a felony under the laws of any other country or political subdivision thereof involving moral turpitude.
For the purpose of the employment agreements with the NEOs, "good reason" means generally the NEO’s voluntary termination of employment following the occurrence of one or more of the following:

•	a reduction in the NEO's base salary without the NEO’s consent, other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions;

•	a material reduction in the NEO's target bonus opportunity from any target bonus opportunity in effect for the prior fiscal year without the NEO’s consent;

•	a relocation of the NEO's principal place of employment by more than 50 miles without the NEO’s written consent;

•
a material, adverse change in the NEO’s title, authority, duties or responsibilities (other than temporarily while the NEO’s is physically or mentally incapacitated or as required by applicable law) without the NEO’s written consent; or

•	a material adverse change in the reporting structure applicable to the NEO without the NEO’s written consent.
In addition, for the purpose of the employment agreements with Messrs. Rizai, Vanderploeg, Miller and Calkins, "good reason" also includes the NEO’s voluntary termination of employment following any change in control of the Company.
For the purpose of the employment agreements, "change in control" means the occurrence of any of the following:

•
one person (or more than one person acting as a group) acquires beneficial ownership of the Company's voting securities that, together with the voting securities held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the Company’s then outstanding voting securities;

•
one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) beneficial ownership of the Company's voting securities possessing 30% or more of the total voting power of the Company’s then outstanding voting securities;

•
a majority of the members of our Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of our Board of Directors before the date of appointment or election; or

•	the sale of all or substantially all of the Company's assets.
Notwithstanding the foregoing, a change in control shall not occur unless the transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code.
The following table describes the payments and benefits that we would owe to each of the NEOs who were employed by us at December 31, 2018, pursuant to the applicable employment agreements (as described above), as well as the equity award agreements with our NEOs and our 2009 and 2014 Equity Incentive Plans. These amounts assume that (i) a termination of each of our NEOs and/or a change in control, as defined in our executive employment agreements, of the Company occurred on December 31, 2018 and (ii) the value of our common stock is equal to $35.89 per share (the closing market price on such date). The table does not reflect payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination, nor does it reflect amounts attributable to equity-based awards that were already vested. Termination of employment will accelerate the distribution of plan balances under our Nonqualified Deferred Compensation Plan. The value of this acceleration is not reflected in the table.

Named Executive Officer	Compensation	Termination on Death or Disability ($)	Termination without Cause or for Good Reason ($)	Termination Without Cause or for Good Reason in connection with a Change in Control ($)
Martin J. Vanderploeg, Ph.D.	Cash Severance (1)	2,995,000	7,135,000	7,590,000
	Option Acceleration (3)	4,322,548	4,322,548	4,322,548
	RSU Acceleration (4)	6,383,216	6,383,216	6,383,216
	Benefit Continuation (5)	—	35,604	35,604
	Total	13,700,764	17,876,368	18,331,368

J. Stuart Miller	Cash Severance (2)	1,075,000	1,775,000	2,400,000
	Option Acceleration (3)	807,657	807,657	807,657
	RSU Acceleration (4)	7,916,473	7,916,473	7,916,473
	Benefit Continuation (5)	—	10,643	10,643
	Total	9,799,130	10,509,773	11,134,773

Troy M. Calkins	Cash Severance (2)	1,075,000	1,775,000	2,400,000
	Option Acceleration (3)	807,657	807,657	807,657
	RSU Acceleration (4)	7,029,344	7,029,344	7,029,344
	Benefit Continuation (5)	—	23,484	23,484
	Total	8,912,001	9,635,485	10,260,485

Scott Ryan	Cash Severance (2)	1,350,000	2,250,000	3,150,000
	Option Acceleration (3)	2,200,688	2,200,688	2,200,688
	RSU Acceleration (4)	6,452,125	6,452,125	6,452,125
	Benefit Continuation (5)	—	35,578	35,578
	Total	10,002,813	10,938,391	11,838,391

Jeffrey Trom, Ph.D.	Cash Severance (2)	1,137,500	1,925,000	2,700,000
	Option Acceleration (3)	544,419	544,419	544,419
	RSU Acceleration (4)	6,003,356	6,003,356	6,003,356
	Benefit Continuation (5)	—	35,604	35,604
	Total	7,685,275	8,508,379	9,283,379

(1)
Mr. Vanderploeg will receive cash severance representing the sum of (a) base salary and (b) target bonus, and a pro rata bonus payment based on the bonus received in the preceding calendar year if his employment is terminated because of death or disability. If termination is without cause or for good reason, Mr. Vanderploeg will receive cash severance equal to (a) three times the sum of base salary and target bonus, plus (b) a pro rata bonus payment based on the bonus received in the preceding calendar year. If he experiences a qualifying termination in connection with a change in control, Mr. Vanderploeg will receive cash severance equal to (a) three times the sum of base salary and target bonus, plus (b) an amount equal to his target bonus for that fiscal year.

(2)
Mr. Miller, Mr. Calkins, Mr. Ryan, and Mr. Trom will receive cash severance representing the sum of (a) base salary and (b) target bonus, and a pro rata bonus payment based on the bonus received in the preceding calendar year if his employment is terminated because of death or disability. If termination is without cause or for good reason, Mr. Miller, Mr. Calkins, Mr. Ryan, and Mr. Trom will receive cash severance equal to (a) two times the sum of base salary and target bonus, plus (b) a pro rata bonus payment based on the bonus received in the preceding calendar year. If he experiences a qualifying termination in connection with a change in control, Mr. Miller, Mr. Calkins, Mr. Ryan, and Mr. Trom will receive cash severance equal to (a) three times the sum of base salary and target bonus, plus (b) an amount equal to his target bonus for that fiscal year.

(3)
These amounts represent the value of unvested options to purchase shares of our common stock that were held by the NEO at the end of fiscal 2018 and whose vesting would be accelerated. The value was calculated by multiplying the number of shares subject to the option whose vesting was accelerated by the difference between the closing market price of our stock on December 31, 2018 and the applicable option exercise price. For more information regarding the number of shares underlying unvested options held by each of the NEOs, see the table under the caption "Outstanding Equity Awards at Fiscal Year-End."

(4)
These amounts represent the value of restricted stock units that were held by the NEO at the end of fiscal 2018 and whose vesting would be accelerated. The value was calculated by multiplying the number of restricted stock units whose vesting was accelerated by the closing market price of our stock on December 31, 2018. For more information regarding the number of unvested restricted stock units held by each of the NEOs, see the table under the caption "Outstanding Equity Awards at Fiscal Year-End."

(5)	Represents 18 months of COBRA benefits in the case of termination without cause or a termination of employment for good reason within the change in control period.

On June 11, 2018, following a mutual decision with our Board of Directors, Matthew M. Rizai resigned as Chairman of the Board, Director and Chief Executive Officer, effective immediately, and entered into a Separation Agreement with us. The terms of the Separation Agreement required us to pay severance to Mr. Rizai in an amount equal to the severance he would have been entitled to had he been terminated without cause as of that date. The total value of the cash severance, equity acceleration and benefit continuation received by Mr. Rizai under the Separation Agreement was $13,946,637. The cash severance was paid in a lump sum and consisted of $6,620,548, representing the sum of (i) three times his base salary, (ii) three times his target bonus under our 2018 Short-Term Incentive Plan, and (iii) his non-equity incentive compensation for 2017 prorated for the portion of 2018 that he was employed by us. The value of his accelerated options, based on the closing market price of our stock on June 11, 2018 and the applicable exercise prices of the options, was $2,620,802. The value of his accelerated RSUs, based on the closing market price of our stock on June 11, 2018, was $4,677,587. Mr. Rizai is also entitled to receive reimbursement from us for the amount of any COBRA health insurance payments he makes while he is eligible for COBRA. We estimate the value of such reimbursements to be $27,701. In addition to the foregoing, as a result of the termination of Mr. Rizai's employment, the date on which his account in our Nonqualified Deferred Compensation Plan became eligible for distribution was accelerated to January 2, 2019.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2018, each of which was approved by our stockholders. These plans include the 2009 Unit Incentive Plan, the 2014 Equity Incentive Plan and the Employee Stock Purchase Plan (the "ESPP").

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(2)	Weighted Average Exercise Price of Outstanding Options ($)(2)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(4)
Equity Compensation Plans Approved By Stockholders(1)	9,314,057	13.65	7,912,604
Total	9,314,057	13.65	7,912,604

(1)
Consists of options to purchase 2,812,457 shares of Class A common stock under the 2009 Plan, options to purchase 3,587,718 shares of Class A common stock under the 2014 Plan, and 2,913,882 shares of our Class A common stock subject to restricted stock units under our 2014 Plan.

(2)	Does not include purchase rights under our ESPP as the purchase price and number of shares to be purchased under our ESPP are not determined until the end of the relevant purchase period.

(3)	Excludes restricted stock units because they have no exercise price.

(4)	Consists of 3,091,981 shares of Class A common stock available for issuance under our 2014 Plan and 4,820,623 shares of Class A common stock available for issuance under our ESPP.

CERTAIN RELATIONSHIPS AND RELATED-PARTY AND OTHER TRANSACTIONS
Other than the director and executive officer compensation arrangements discussed above under "Director Compensation" and "Executive Compensation," since January 1, 2018 there have been, and there currently are, no proposed transactions in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•
any of our directors, executive officers or holders of more than five percent of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Indemnification Agreements with our Directors and Officers
We have entered into indemnification agreements with each of our directors and our NEOs. The indemnification agreements and our Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. Subject to certain limitations, the indemnification agreements and our Bylaws also require us to advance expenses incurred by our directors and officers.

PROPOSAL NO. 2
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Section 14A of the Exchange Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC’s rules (commonly referred to as a "Say-on-Pay").
As described under the heading "Executive Compensation — Compensation Discussion and Analysis," our executive compensation programs are designed to attract, retain and motivate our NEOs, who are critical to our success. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to both our performance and individual performance.
Stockholders are urged to read the "Executive Compensation" section of this proxy statement, which discusses how our executive compensation policies implement our compensation philosophy and also contains tabular information and narrative discussion about the compensation of our NEOs. Our Compensation Committee and our Board believe that these policies are effective in implementing our compensation philosophy and in achieving its goals.
We are asking our stockholders to indicate their support for our executive compensation as described in this proxy statement. This Say-on-Pay proposal gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the compensation of our NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.
The Say-on-Pay vote is advisory, and therefore not binding on us, our Compensation Committee or our Board. However, our Board and our Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against our NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The text of the resolution is as follows:
"Resolved, that the stockholders of the Company hereby approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion."
The Board recommends a vote "FOR" the advisory vote on executive compensation.

PROPOSAL NO. 3
ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION
Section 14A of the Exchange Act enables our stockholders, at least once every six years, to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in this proxy statement. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every one year, two years, or three years. Alternatively, stockholders may abstain from casting a vote.
After considering the benefits and consequences of each alternative, the Board recommends that the advisory vote on the compensation of our named executive officers be submitted to our stockholders every "One Year."
The Board believes that an annual advisory vote on the compensation of our named executive officers is the most appropriate policy for us at this time. While our executive compensation program is designed to promote the creation of stockholder value over the long term, the Board recognizes that executive compensation disclosures are made annually, and holding an annual advisory vote on the compensation of our named executive officers provides us with more direct and immediate feedback on our executive compensation program, policies, and disclosures. However, stockholders should note that because the advisory vote occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our compensation plans and arrangements for our executive officers in consideration of any single year’s advisory vote by the time of the following year’s Annual Meeting of Stockholders. We believe, however, that an annual advisory vote on the compensation of our named executive officers is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters.
Accordingly, the Board is asking our stockholders to indicate their preferred voting frequency by voting for every one year, two years, or three years or abstaining from voting on this proposal. While the Board believes that its recommendation is appropriate at this time, our stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our compensation practices for our named executive officers should be held every one year, two years, or three years. The option among those choices that receives the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be deemed to be the frequency preferred by our stockholders.
The Board and the Compensation Committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, the Board will consider our stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and therefore not binding on the Board or us, the Board may decide that it is in the best interests of our stockholders that we hold an advisory vote on the compensation of our named executive officers more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of Workiva or the Board.

The text of the resolution is as follows:
"Resolved, that the stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the named executive officers of the Company as set forth in the Company’s proxy statement should be every year, every two years, or every three years."
The Board recommends a vote in favor of "One Year" on Proposal No. 3.

AUDIT COMMITTEE REPORT
With respect to Workiva's financial reporting process, the management of Workiva is responsible for establishing and maintaining internal controls and preparing Workiva's consolidated financial statements. Workiva's independent registered public accounting firm, Ernst & Young LLP ("EY"), is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Workiva's financial statements. We have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with US GAAP and on the representations of EY included in its audit of Workiva's consolidated financial statements.
We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2018 with Workiva's management and with EY, including the results of the independent registered public accounting firm's audit of Workiva's financial statements. We have also discussed with EY all matters required to be discussed by the Standards of the Public Company Accounting Oversight Board ("PCAOB") for communication with audit committees, under which EY must provide us with additional information regarding the scope and results of its audit of Workiva's consolidated financial statements.
We have also received and reviewed the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY's communications with the Audit Committee concerning independence, and have discussed with EY its independence from Workiva, as well as any relationships that may impact EY's objectivity and independence.
Based on our review of the matters noted above and our discussions with Workiva's management and independent registered public accountants, we recommended to the Board of Directors that the audited consolidated financial statements be included in Workiva's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the Securities and Exchange Commission.

Eugene S. Katz (Chair) Robert H. Herz David S. Mulcahy Suku Radia

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has appointed EY as our independent registered public accounting firm for the fiscal year ending December 31, 2019. We are asking our stockholders to ratify the selection of EY as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, we are submitting the election of EY to our stockholders for ratification as a matter of good corporate practice and because we value our stockholders' views on our independent registered public accounting firm. In the event that our stockholders fail to ratify the selection, the Audit Committee will review its future selection of independent auditors. Even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Workiva and our stockholders. Representatives of EY are expected to be present at the Annual Meeting, and they will have the opportunity to make a statement if they so desire and to respond to appropriate questions.
The following table presents fees for professional audit services and other services provided to Workiva by EY for the fiscal years ended December 31, 2018 and 2017.

	2018	2017
Audit Fees (1)	$757,687	$835,327
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

(1)
Audit fees consist of fees billed for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

Pre-Approval Policies and Procedures
Pursuant to the Audit Committee Charter, Audit Committee policy and the requirements of law, the Audit Committee pre-approves all audit and permitted non-audit services that may be provided by our independent registered public accounting firm. This pre-approval applies to audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for specific services, subject to a specific dollar threshold. In other cases, the chairperson of the Audit Committee has the delegated authority from the Audit Committee to pre-approve services up to a specific dollar threshold, and the chairperson then reports such pre-approvals to the full Audit Committee at its next meeting. For the fiscal year ended December 31, 2018, all fees paid to EY have been approved by the Audit Committee.

The Board recommends a vote "FOR" the ratification of the appointment of
Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Availability of Annual Report on Form 10-K
Stockholders can access our 2018 Annual Report, which includes our Form 10-K, and other financial information, on our website at http://www.workiva.com under the caption "Investors." Alternatively, stockholders can request a paper copy of the Annual Report by writing to: Workiva Inc., 55 West Monroe Street, Suite 3150, Chicago, Illinois 60603, Attention: Corporate Secretary.
Other Business
Our Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares represented by proxy in accordance with their own judgment on such matters.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. We urge you to vote by telephone, by Internet or by executing and returning the proxy card at your earliest convenience.

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WORKIVA INC.

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Your vote matters – here's how to vote!

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Online
Go to **www.envisionreports.com/wk** or scan the QR code — login details are located in the shaded bar below.

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2019 Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2, ONE YEAR for Proposal 3, and FOR Proposal 4.

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1. Election of Directors:

Nominee	For	Against	Abstain
01 - Brigid A. Bonner	☐	☐	☐
02 - Suku Radia	☐	☐	☐
03 - Martin J. Vanderploeg	☐	☐	☐

Proposal	For	Against	Abstain
2. Approval, on an advisory basis, of the compensation of Workiva's named executive officers	☐	☐	☐
4. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019	☐	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
3. Indication, on an advisory basis, of the preferred frequency of stockholder advisory votes on the compensation of named executive officers	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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03002C

2019 Annual Meeting of Stockholders

Workiva Inc.

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Workiva Inc.

Notice of 2019 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — June 11, 2019

The undersigned stockholder of Workiva Inc. ("Workiva") hereby appoints Martin J. Vanderploeg and Troy M. Calkins, or either of them, to act as Proxies with full power of substitution at the Annual Meeting of Stockholders of Workiva to be held in Chicago, Illinois on June 11, 2019, with authority to vote as directed by this proxy card at the meeting, or at any postponement or adjournment thereof, all shares of Workiva common stock registered in the name of the undersigned stockholder.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors, FOR item 2, ONE YEAR for item 3 and FOR item 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

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